UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Coach, Inc.

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516 West 34th Street
New York, New York 10001

September 23, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 3, 2011 at the Company’s offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2011 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2011 has been another year of significant growth for Coach. We continued to drive sales through higher productivity and distribution expansion globally. In North America we are increasing our share of a growing accessories market. At the same time, the contribution of our international businesses in China and other East Asian markets is accelerating. Our strong performance also reflects the success of our renewed focus on Men’s — drawing on our long heritage in the category — and our digital strategies, as we continue to build the foundation for strong top and bottom line results in the years ahead. We look forward to seeing you at our 2011 Annual Meeting of Stockholders.

It is important that your shares be represented at the 2011 Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support.

Sincerely,
Lew Frankfort Chairman and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2011 Annual Meeting of Stockholders of Coach, Inc., a Maryland corporation (the “Company” or “Coach”), at the Company’s offices, 516 West 34th Street, New York, New York, 10001, on November 3, 2011, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect seven Directors of Coach;
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012;
3.	To hold a non-binding advisory vote on executive compensation;
4.	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation; and
5.	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on September 6, 2011 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

Todd Kahn Executive Vice President, General Counsel and Secretary

New York, New York
September 23, 2011

YOUR VOTE IS IMPORTANT

Based on current New York Stock Exchange rules, your broker will NOT be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to provide directions to vote your shares and exercise your right to vote as a stockholder.

Regardless of whether you plan to attend the meeting, please follow the instructions you received to authorize a proxy to vote your shares as soon as possible to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or authorized a proxy to vote online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until cancelled.

516 West 34th Street
New York, New York 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on Thursday, November 3, 2011

Some Questions You May Have Regarding This Proxy Statement

Q:	What is the purpose of these materials?
A:	The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Coach. We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the Company’s offices, 516 West 34th Street, New York, New York 10001, on Thursday, November 3, 2011 at 9:00 a.m. Eastern time. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our Annual Report on Form 10-K for the fiscal year ended July 2, 2011 is available to review with this proxy statement. We are mailing notices of Coach’s Annual Meeting and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 23, 2011.
Q:	What proposals will be voted on at the meeting?
A:	There are four proposals to be considered and voted on at the meeting, which are:
1.	To elect seven Directors of Coach, Inc.;
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012;
3.	To hold a non-binding advisory vote on executive compensation; and
4.	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

Q:	Does the Board of Directors recommend voting in favor of the proposals?
A:	Our Board unanimously recommends that you vote your shares “FOR” each of the Director nominees and proposals 2 and 3 described above and for “ONE YEAR” on proposal 4.
Q:	What shares can I vote?
A:	You may vote all of the shares of our common stock that you owned at the close of business on September 6, 2011, the record date.

Q:	What classes of shares are entitled to be voted?
A:	Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 6, 2011 record date. On the record date, Coach had 290,271,216 shares of common stock outstanding and entitled to be voted at the meeting.
Q:	What do I need to do now?
A:	Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the notice you received for the meeting; if you received paper copies of Coach’s proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you grant a proxy to vote online or mail in a proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.
Q:	Do I need to attend the Annual Meeting?
A:	No. You may authorize your shares to be voted by following the instructions presented in the notice you received or, if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.
Q:	If I wish to attend the Annual Meeting, what identification must I show to be admitted?
A:	All stockholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:
•	If your shares of Coach stock are held through a broker or other financial institution (the large majority of Coach shares are held in this way, also commonly called “street name”), you will need to bring either (1) a letter from your broker stating that you held Coach shares through that institution as of the record date for the meeting or (2) a copy of the notice of Annual Meeting document you received in the mail for our Annual Meeting. If your shares are held in street name and you would also like to vote your shares in person at the Annual Meeting, you must also contact your broker or other financial institution to obtain a proxy from the record holder of your shares to present at the meeting.
•	If you are a registered stockholder (meaning that your shares are held directly with Coach’s registrar and transfer agent) whose shares are registered in your own name, you do not need anything additional, since we can check your name against the list of registered stockholders at the door.

Stockholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that for security reasons, we cannot admit to the meeting people who lack the proper identification described above.

Q:	What constitutes a quorum, and why is a quorum required?
A:	A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to be voted on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What is the voting requirement to approve the proposals?
A:	Directors will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the seven nominees who receive the largest number of “FOR” votes cast will be elected as Directors. There are no cumulative voting rights. Broker non-votes will not have any effect on the election of Directors. See “What happens if a Director nominee does not receive a majority of the votes cast?” below for information concerning our director resignation policy.

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012 requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or represented by properly completed or authorized proxy. Brokers may vote uninstructed customer shares on this matter. Abstentions will have no effect on the matter.

Adoption of a resolution approving on a non-binding, advisory basis the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables (together with the related narrative disclosure) of this proxy statement, requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or represented by properly authorized proxy. The Company’s Chairman and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers are collectively referred to as “Named Executive Officers.” Abstentions and broker non-votes will not have any effect on the matter.

Generally, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve matters presented to stockholders. However, because the vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers is not binding on the Board of Directors or the Company, if none of the frequency options — one year, two years or three years — receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will not have any effect on the matter. Although this vote is not binding, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held.

Q:	What if I don’t vote? What if I abstain? How are broker non-votes counted?
A:	Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to vote your shares and exercise your right to vote as a stockholder.

When a proposal is not a routine matter and a brokerage firm has not received voting instructions from a beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will generally have no effect on any of the proposals, because they are not considered votes cast.

Q:	What happens if a Director nominee does not receive a majority of the votes cast?
A:	Under our Corporate Governance Principles, a Director nominee, running uncontested, who receives more “Withheld” than “For” votes is required to tender his or her resignation for consideration by the Governance and Nominations Committee. The Governance and Nominations Committee will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within 90 days following certification of the election results. Any Director who tenders his or her resignation will not participate in the Board’s decision with respect to the resignation.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can authorize online or send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (which does not include the election of Directors, the advisory vote on executive compensation, or the advisory vote on the frequency of future advisory votes on executive compensation) or if you provide instructions on how to vote by following the instructions provided to you by your broker.
Q:	Who will count the votes?
A:	All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.
Q:	Where can I find voting results of the Annual Meeting?
A:	We will announce preliminary voting results at the meeting and publish final results in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the end of the Annual Meeting.
Q:	Who will bear the cost for soliciting votes for the meeting?
A:	The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses. The Company has engaged Georgeson Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.
Q:	Will there be access to the meeting room for persons with disabilities?
A:	Yes. Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2002 for information.
Q:	Whom should I call with other questions?
A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

PROPOSAL 1: ELECTION OF DIRECTORS

Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Seven Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2012 Annual Meeting of Stockholders and until he or she is succeeded by another Director who has been elected and qualifies. All of the nominees are currently members of Coach’s Board of Directors.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 26, 2011.

Name:	Age	Position with Coach
Lew Frankfort	65	Chairman, Chief Executive Officer and Director
Susan Kropf	62	Director
Gary Loveman	51	Director
Ivan Menezes	52	Director
Irene Miller	59	Director
Michael Murphy	74	Director
Jide Zeitlin	47	Director

Lew Frankfort has been involved with the Coach business for more than 30 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and Advanced Assessment Systems LLC (LinkIt!), a provider of online testing, data management and intervention solutions serving the K-12 educational market, and he is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. degree in Marketing from Columbia University.

Coach’s Board believes that Mr. Frankfort is qualified to serve as Chairman of the Board based on all of the experience described above, his more than 30 years of exemplary leadership to Coach, his depth and breadth of knowledge of every facet of our business and his proven track record of delivering sustainable long-term growth.

Susan Kropf has served as a member of Coach’s Board of Directors since June 2006. From 2001 to January 2007, Ms. Kropf served as President and Chief Operating Officer of Avon Products, a global beauty company, where she had day-to-day oversight of Avon’s worldwide operations. Before that, she was Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations, with responsibility for the company’s North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., Kroger Co. and the Wallace Foundation. Ms. Kropf holds a Bachelor of Arts degree from St. John’s University and an M.B.A. degree in Finance from New York University.

Coach’s Board believes that Ms. Kropf is qualified to serve as a Director based on all of the experience described above, her experience as an executive officer of a major publicly traded global consumer products company, her strong financial background, and her extensive experience in manufacturing, marketing, supply chain operations, customer service and product development.

Gary Loveman has served as a member of Coach’s Board of Directors since January 2002. Mr. Loveman has served as Chairman of Caesars Entertainment Corporation (f/k/a Harrah’s Entertainment, Inc.), a casino entertainment company, since January 2005 and as its Chief Executive Officer and President since January 2003; he had served as President of Harrah’s since April 2001 and as Chief Operating Officer of Harrah’s since May 1998. He was a member of the three-executive Office of the President of Harrah’s from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman serves as a Director of Caesars and FedEx Corporation, and is a member of the Board of Trustees at Children’s Hospital Boston. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Coach’s Board believes that Mr. Loveman is qualified to serve as a Director based on all of the experience described above, his experience as chairman and chief executive officer of a major global company, his strong financial background, and his proven track record of growth and innovation.

Ivan Menezes has served as a member of Coach’s Board of Directors since February 2005. Mr. Menezes serves in the following positions for Diageo, a premium drinks company: Chairman, Diageo Latin America & Caribbean since July 2011, Chairman, Diageo Asia Pacific since October 2008, and President and Chief Executive Officer of Diageo North America since January 2004. He previously served as President and Chief Operating Officer of Diageo North America from July 2002 and as President of Diageo, Venture Markets since July 2000. Before joining Diageo in 1997, he held senior marketing positions with Whirlpool Europe, a manufacturer and marketer of major home appliances, in Milan and was a principal with Booz Allen Hamilton, Inc., a strategy and technology consulting firm, both in Chicago and in London. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. degree from Northwestern University’s Kellogg School of Management.

Coach’s Board believes that Mr. Menezes is qualified to serve as a Director based on all of the experience described above, his experience as a senior executive and regional Chairman of a major global consumer products company, his strong financial background, and his proven track record of driving international growth and expansion.

Irene Miller has served as a member of Coach’s Board of Directors since May 2001. Since July 1997, Ms. Miller has been Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., a bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Barnes & Noble, Inc., Inditex, S.A. and TD Bank Financial Group. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

Coach’s Board believes that Ms. Miller is qualified to serve as a Director based on all of the experience described above, her years of experience as a senior executive and director of several major public and international companies and as an investment banker in the retail industry, her strong financial background, including as the past or present audit committee chair of four boards of directors, and her extensive experience in international corporate governance.

Michael Murphy has served as a member of Coach’s Board of Directors since September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation, a global manufacturer and marketer of consumer goods. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund, Chicago Cultural Center Foundation and The Joffrey Ballet. During the past five years, he also served on the Boards of Payless ShoeSource, Inc. and GATX Corporation and as a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an M.B.A. degree in Finance from the Harvard Business School.

Coach’s Board believes that Mr. Murphy is qualified to serve as a Director based on all of the experience described above, his years of experience as a senior executive and director of several major public and international companies (including the former parent company of Coach), and his strong financial background, including serving as a Chief Financial and Chief Administrative Officer and as a past Chair of the audit committee of six other boards of directors.

Jide Zeitlin has served as a member of Coach’s Board of Directors since June 2006. Since 2005 Mr. Zeitlin has primarily been a private investor with investments in telecommunications infrastructure and life sciences. He formerly served as a partner at The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm, where his career included a number of senior management positions in the investment banking division; he focused on the consumer, industrial and healthcare industries. He also served in the firm’s executive office. Mr. Zeitlin joined Goldman Sachs full-time in 1987, became a partner in 1996 and retired from the firm in December 2005. Mr. Zeitlin currently serves as Chairman of the Board of Trustees at Amherst College, serves as a Director of Affiliated Managers Group, Inc. and is a member of the Boards of Milton Academy, the Harvard Business School Board of Dean’s Advisors, Teach for America, Doris Duke Charitable Foundation, Montefiore Medical Center, Playwrights Horizons and Common Ground Community. Mr. Zeitlin holds an A.B. degree in Economics and English from Amherst College and an M.B.A. degree from Harvard University.

Coach’s Board believes that Mr. Zeitlin is qualified to serve as a Director based on all of the experience described above, his experience as a senior investment banker and executive in multiple industries (including consumer products), his strong financial background and his extensive experience in international business and developing markets.

Director Qualifications.  The Company does not set specific criteria for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including the independence requirements of the NYSE and the SEC. Nominees for Director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Governance and Nominations Committee of the Board believes that each Director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and its business, and (c) the relative standing of the Company and its business in relation to its competitors. The Board believes that each of its current Directors, all of whom are nominated for reelection, meet all of these qualifications, as well as the individual qualifications presented above in each of their biographies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE ABOVE NOMINEES FOR DIRECTOR.

PROPOSAL 2: RATIFICATION OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

This section should be read in conjunction with the “Audit Committee Report” presented below.

Appointment of Auditors; Attendance at Meeting.  The Audit Committee of Coach’s Board of Directors has appointed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year ending June 30, 2012. We ask stockholders to ratify the appointment of D&T as our independent registered public accounting firm at the Annual Meeting. Representatives of D&T are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

Fees For Audit and Other Services.  The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended July 3, 2010 and July 2, 2011 were approximately as follows:

	Fiscal 2010	Fiscal 2011
(1) Audit Fees	$1,763,000	$2,285,000
(2) Audit-Related Fees	77,000	102,000
(3) Tax Fees	0	0
(4) All Other Fees	0	0

(1)	Audit fees include the fees paid for the audit of Coach’s annual financial statements and internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings.
(2)	Audit-related fees include fees for the audits of employee benefit plans and consultation regarding financial accounting/reporting standards.
(3)	Tax fees include fees for tax planning and consulting, tax compliance and preparation of tax returns.

Audit Committee Pre-Approval Policy.  It is the policy of the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent auditors on an individual basis. All of the services described in lines (1) through (4) above were pre-approved by Coach’s Audit Committee on an engagement-by-engagement basis.

The Audit Committee considered the services listed above to be compatible with maintaining D&T’s independence.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 (the “Act”), which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking stockholders to approve the following non-binding, advisory resolution at the 2011 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the accompanying compensation tables (together with the related narrative disclosure).”

Adoption of the above resolution requires “FOR” votes from a majority of the votes cast at the Annual Meeting. This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board or the Human Resources Committee of the Board. The vote on this resolution is not intended to address specific elements of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement.

The Company’s compensation programs are designed to reward its employees for furthering the Company’s primary objective: driving sustainable increases in stockholder value through ongoing sales and earnings growth.

The Company has designed its compensation programs to reward our Named Executive Officers and other employees for Coach’s and their sustained high performance, to attract and retain outstanding talent and to align compensation with the long-term interests of our stockholders. A key element of our compensation approach is pay-for-performance. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis below:

•	The majority of executive pay is not “fixed”, or guaranteed.
•	We believe we set aggressive goals for financial performance and tie those goals to our Annual Incentive Plan.
•	We believe we balance risk and reward by including clawback provisions, multiple performance criteria, and caps on potential Annual Incentive and Performance Restricted Stock Unit (“PRSU”) payments.
•	Our 2010 Stock Incentive Plan, under which all awards are now granted following its approval by our stockholders last year, provides for accelerated vesting after a change in control only if an employee is also terminated within one year of the change in control (commonly known as a “double-trigger”).
•	We have adopted stock ownership guidelines for our Directors and Named Executive Officers. All of our Directors and Named Executive Officers currently meet these guidelines, except our newest Named Executive Officer who has not yet reached the permitted timeframe to acquire shares.
•	We believe we have modest executive benefits and perquisites.
•	We believe the Human Resources Committee of our Board of Directors benefits from its utilization of an independent compensation consulting firm.
•	We have not entered into employment contracts with new Named Executive Officers. (Existing contracts with Messrs. Frankfort, Krakoff and Tucci renew automatically for successive one year terms unless either the executive or Board provides notice of non-renewal.)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In proposal 3 above, the Company is asking its stockholders to vote on a non-binding, advisory resolution on executive compensation. As mentioned above, the Dodd-Frank Act added Section 14A to the Act, which also requires that we provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with compensation disclosure rules of the Securities and Exchange Commission. Stockholders are not voting in this proposal to approve or disapprove the Board’s recommendation. Stockholders will be able to specify one of the following four choices for this proposal on the proxy card, the internet voting instruction form, the telephone proxy submission, or the meeting ballot: one year, two years, three years or abstain.

After careful consideration, the Board of Directors believes that a frequency of every one year (annually) for the advisory vote on executive compensation is the optimal interval for conducting such a vote. Although the Company’s executive compensation program is designed to promote a long-term connection between pay and performance, the Company’s executive compensation disclosures are made annually. An annual vote would provide stockholders with the opportunity to express their views on a regular basis and provide more immediate feedback on the Company’s executive compensation practices as disclosed in its annual proxy statement.

Generally, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve matters presented to stockholders. However, because the vote on this proposal is not binding on the Board of Directors or the Company, if none of the frequency options — one year, two years or three years —  receives the required majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by the stockholders. Although this vote is not binding, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on executive compensation will be held.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “ONE YEAR” AS THE FREQUENCY WITH WHICH FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD BE HELD BY THE COMPANY.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held six meetings during fiscal year 2011. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee, a Human Resources Committee (the “HR Committee”) and a Governance and Nominations Committee (the “GN Committee”). All of our outside Directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Names of Directors	Audit	Human Resources	Governance and Nominations
Lew Frankfort
Susan Kropf	X	X	X
Gary Loveman	X	X	X
Ivan Menezes	X	Chair	X
Irene Miller*	X	X	Chair
Michael Murphy	Chair	X	X
Jide Zeitlin	X	X	X

*	Ms. Miller also serves as Coach’s Lead Outside Director

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our independent Directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our outside Directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each Annual Meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance. All of Coach’s Directors attended the Annual Meeting of Stockholders held in 2010.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer and the other Directors. The results of these evaluations are discussed with the Board and committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who is standing for reelection at the Annual Meeting has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. Lew Frankfort is a member of management and as a result, he is not considered an independent Director.

Audit Committee.  Coach’s Audit Committee is comprised solely of independent Directors and met eight times during fiscal year 2011. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;
•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;
•	provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;

•	meets independently with Coach’s internal auditors, its independent accountants and senior management;
•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and
•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors determined that all members of the Audit Committee were “independent” as defined in the NYSE listing standards and that all were “financially literate” under the rules of the exchange. The Board has determined that Michael Murphy, the Chair of the Audit Committee, is an “audit committee financial expert” under federal securities laws. The Audit Committee operates pursuant to a charter approved by the Board of Directors in September 2000 and last revised in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this charter by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

Human Resources Committee.  Coach’s HR Committee, comprised of Directors who are not members of management, met four times during fiscal year 2011. Coach’s Board of Directors determined that all members of the HR Committee were “independent” as defined in the NYSE listing standards. The HR Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the HR Committee’s functions were performed by a combined Human Resources and Governance Committee) and last revised in February 2010. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The HR Committee:

•	determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans;
•	performs, or assists the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers and succession planning for key executives; and
•	retained the services of Semler Brossy Consulting Group, LLC (“Semler Brossy”) during 2011; a description of the services provided to the HR Committee during fiscal 2011 appears below under “Compensation Discussion and Analysis — Compensation Decision Making Process — Roles and Responsibilities”.

Governance and Nominations Committee.  Coach’s GN Committee, comprised of Directors who are not members of management, met four times during fiscal year 2011. Coach’s Board of Directors determined that all members of the GN Committee were “independent” as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the GN Committee’s functions were performed by a combined Human Resources and Governance Committee). A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors; these duties include succession planning for Company executive positions and conducting annual performance evaluations of the Board and its several committees.

The Corporate Governance Principles, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our Directors. The GN Committee’s charter provides that in evaluating Director candidates, the GN Committee shall take into account all factors it considers appropriate, which may include business skills and experiences, prominence and reputation in their profession, concern for the best interests of the Company, strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. The GN Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Principles and the following minimum qualifications:

•	the highest personal and professional ethics, integrity and values;
•	commitment to representing the long-term interests of the stockholders;
•	an inquisitive and objective perspective, practical wisdom and mature judgment;
•	freedom from significant conflicts of interest;
•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and
•	a commitment to serve on the Board for an extended period of time.

The GN Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Coach’s Bylaws for stockholder nominations. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, New York 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.

Compensation Committee Interlocks And Insider Participation

Coach’s HR Committee is comprised entirely of the following independent Directors: Ivan Menezes, Chair, Susan Kropf, Gary Loveman, Irene Miller, Michael Murphy and Jide Zeitlin. The HR Committee makes all compensation decisions regarding the Company’s executive officers. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any member of the HR Committee or the Board of Directors is an executive officer.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program (the “Program”). The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require officers and employees at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of the Program guide. You may obtain a copy of the Program by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Audit Committee Report

The Audit Committee is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed and discussed the audited financial statements for the year ended July 2, 2011 with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee. Coach’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T as well as their firm’s independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011 that has been filed with the Securities and Exchange Commission.

Audit Committee

Michael Murphy, Chair
Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Jide Zeitlin

Other Corporate Governance Matters

Corporate Governance Principles.  Coach’s Corporate Governance Principles (the “Guidelines”) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of the Guidelines by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Combined Chairman and CEO; Strong Independent Board.  Under Coach’s Bylaws and the Guidelines, the positions of Chairman of the Board and Chief Executive Officer may be held by one person or separately. Since the inception of the Company in June 2000, Lew Frankfort has held the positions of both Chairman and Chief Executive Officer. The Board believes that the Company can most effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team. The Board believes that Mr. Frankfort, acting in the capacities of Chairman and CEO, serves as a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges.

The Company has also adopted various policies to provide for a strong and independent Board. The Board and the GN Committee have assembled a Board comprised of capable and experienced directors who are currently or have been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined that each of the non-management Directors who are standing for reelection at the Annual Meeting have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as defined in the NYSE listing standards. All Directors, with the exception of the Chairman, are independent as defined under NYSE regulations, and all Committees of the Board are made up entirely of independent Directors. The Board and these Committees are empowered to retain their own counsel or advisors as they deem necessary.

Board Evaluations.  The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer and the other Directors. The results of these evaluations are discussed with the Board and committee members once completed.

Lead Outside Director.  In addition, the Chair of the GN Committee, currently Irene Miller, also serves as Coach’s Lead Outside Director. The Lead Outside Director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) orchestrating dialogue among the independent directors to enhance productivity of conversations with management; (iii) serving as liaison between the Chairman and CEO and the independent directors; (iv) acting as a liaison between stockholders and the Board where appropriate; and (v) working with the Chairman and CEO in developing the Board’s agenda, including the review of select information sent to the Board, and proposed meeting schedules to assure that there is sufficient time for discussion of all agenda items. Based on these duties and responsibilities, the Board believes that the Lead Outside Director provides an active independent leadership role in the Company’s affairs and an effective balance to the combined role of CEO and Chairman.

Board Diversity.  The Company does not have a single policy regarding the diversity of the Board. Instead, the GN Committee considers the Board’s overall composition when considering Director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the GN Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Board’s Role in the Oversight of Risk.  Under Coach’s Bylaws and Guidelines, it is the duty of the Board to oversee the management of Coach’s business, including assessing major risks facing the Company and reviewing options for mitigating these risks. The Board, in its oversight role, periodically reviews the Company’s risk management policies and programs to ensure risk management is consistent with the Company’s corporate strategy and effective in fostering a culture of risk-aware and risk-adjusted decision-making throughout the organization. The Company conducts a vigorous risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and legal risks. The Board and its committees work with senior management, as well as Coach’s independent and internal auditors and other relevant third parties, to ensure that enterprise-wide risk management is incorporated into corporate strategy and business operations. The Board has delegated to its committees responsibility to evaluate elements of the Company’s risk management program based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether the Company’s risk programs adequately identify material risks facing the Company in a timely fashion; implement appropriate responsive risk management strategies; and adequately transmit necessary information with respect to material risks within the organization.

Sarbanes-Oxley Certifications.  Coach has filed with the SEC, as exhibits to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

EXECUTIVE OFFICERS

The following table sets forth information regarding each of Coach’s executive officers as of August 26, 2011:

Name:	Age:	Position(1):
Lew Frankfort(2)	65	Chairman, Chief Executive Officer and Director
Jerry Stritzke	51	President, Chief Operating Officer
Reed Krakoff	47	President, Executive Creative Director
Michael Tucci	50	President, North America Retail
Michael F. Devine, III(3)	53	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Todd Kahn	47	Executive Vice President, General Counsel and Secretary
Sarah Dunn	51	Executive Vice President, Human Resources
Jane Nielsen(3)	47	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

(1)	Coach’s Executive Officers serve indefinite terms and may be appointed and removed by Coach’s Board of Directors at any time.
(2)	Information regarding Mr. Frankfort is listed under Proposal 1: Election of Directors
(3)	Mr. Devine retired from the Company in August 2011. He was succeeded by Ms. Nielsen.

Jerry Stritzke joined Coach as an Executive Officer in March 2008 and was named President and Chief Operating Officer in July 2008. From 1999 through August 2007, Mr. Stritzke held several senior executive positions within the Limited Brands, Inc. organization, a retail conglomerate. During that time, he held the positions of Chief Operating Officer and Co-Leader of Victoria’s Secret, which included Victoria Secret Stores, Victoria’s Secret Direct, Victoria’s Secret Beauty and Pink. He also served as Chief Executive Officer of MAST Industries, contract manufacturers, importers and distributors of apparel. He joined Limited Brands in 1999 as Senior Vice President, Operations. From 1993 until 1999, Mr. Stritzke was a consultant with the retail consulting firm of Webb and Shirley. In 1992, he practiced law at Stritzke Law Office, and until then, he was a partner at Best, Sharp, Sheridan & Stritzke after joining them as an associate in 1985. Mr. Stritzke received a Bachelor of Science degree from Oklahoma State University and a Juris Doctor from the University of Oklahoma.

Reed Krakoff was appointed President, Executive Creative Director in September 1999 after joining Coach as Senior Vice President and Executive Creative Director in December 1996. In 2010, Coach launched Reed Krakoff, with stores opened in New York, Tokyo and Las Vegas; the brand is also sold in leading specialty stores including Neiman Marcus, Saks Fifth Avenue and by online retailer Net-a-porter. Prior to joining Coach, Mr. Krakoff served as Senior Vice President, Marketing, Design & Communications from January 1993 until December 1996, and as Head Designer, Sportswear from April 1992 until January 1993 at Tommy Hilfiger USA, Inc. From July 1988 through April 1992, Mr. Krakoff served as a Senior Designer in Design and Merchandising for Polo/Ralph Lauren. Mr. Krakoff holds an A.A.S. degree in Fashion Design from Parsons School of Design and a Bachelor of Arts degree in Economics and Art History from Tufts University.

Michael Tucci joined Coach as President, North American Retail, in January 2003. Mr. Tucci joined Coach from Gap, Inc., a specialty retailer, where he held the position of Executive Vice President, Gap, Inc. Direct from May 2002 until January 2003. He held the position of Executive Vice President of Gap Body from May 2000 until May 2002. From April 1999 to May 2000, Mr. Tucci served as Executive Vice President, Customer Store Experience, Gap Brand. Between May 1996 and April 1999, Mr. Tucci served as Executive Vice President for GAP Kids and Baby Gap. He joined Gap in December 1994 as Vice President of Merchandising for Old Navy. Prior to joining Gap, he served as President of Aeropostale, a specialty store division of Macy’s, which culminated his twelve-year career with the company which included senior buying and merchandising roles. He joined Macy’s Executive Training Program from Trinity College, where he earned a Bachelor of Arts degree in English.

Mike Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007 and retired in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President — Finance of Mothers Work, Inc., a specialty retailer of maternity clothing, from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc., a Nasdaq-listed industrial store operator. Previously, Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the prior six years he was the Director of Finance and Distribution for McMaster-Carr Supply Co. He also serves as a member of the Board of Directors of Decker Outdoors, Inc., NutriSystem, Inc. and Express, Inc., where he is also the Chair of the Audit Committee. During the past five years, Mr. Devine served as a member of the Audit Committee of Educate, Inc., a privately held company since 2007. Mr. Devine holds a Bachelor of Science degree in Finance and Marketing from Boston College and an M.B.A. degree in Finance from the Wharton School of the University of Pennsylvania.

Todd Kahn was appointed Executive Vice President in August 2011, after joining Coach as Senior Vice President, General Counsel and Secretary in January 2008. Prior to joining Coach, from July to September 2007, Mr. Kahn served as President and Chief Operating Officer of Calypso Christian Celle, a luxury lifestyle brand. From January 2004 until July 2007, Mr. Kahn served as Executive Vice President and Chief Operating Officer of Sean John, a private lifestyle apparel company. From August 2001 until December 2003, he was President and Chief Operating Officer of Accessory Network, a private accessory company. Before joining Accessory Network, Mr. Kahn served as President and Chief Operating Officer of InternetCash Corporation, an Internet payment technology company. He served as Executive Vice President and Chief Operating Officer of Salant Corporation, a public apparel company, after joining the company as Vice President and General Counsel in 1993. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

Sarah Dunn was appointed Executive Vice President in August 2011, after joining Coach as Senior Vice President, Human Resources in July 2008. Prior to joining Coach, Ms. Dunn held executive positions at Thomson Financial and at Reuters, international multimedia news agencies. She joined Thomson Financial in 2003 as Chief Content Officer and was appointed Executive Vice President, Human Resources and Organizational Development in April 2005. She was a member of the Thomson Financial Executive Committee and also served on the Human Resources Council of the Thomson Corporation. Ms. Dunn is also a Board member of Youth, I.N.C. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.

Jane Nielsen became an Executive Officer of the Company and assumed the position of Coach’s Executive Vice President and Chief Financial Officer in September 2011. Ms. Nielsen joined Coach from PepsiCo, Inc., where since 2009 she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. From 1996 to 2009, Ms. Nielsen held successively senior roles in finance with PepsiCo, as well as with Pepsi Bottling Group, including in the areas of Mergers & Integration, Investor Relations and Strategic Planning. From 1990 until joining PepsiCo in 1996, Ms. Nielsen was with Marakon Associates, a global strategy consulting firm, and began her career in 1986 at Credit Suisse First Boston as an analyst. Ms. Nielsen has a BA in Economics from Smith College and an M.B.A. from Harvard Business School.

COACH STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information, as of August 31, 2011, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of July 2, 2011, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, “beneficial ownership” includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or will become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s Stock Incentive Plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class
T. Rowe Price Associates(1)	16,892,091	5.82%
Lew Frankfort(2)	5,116,237	1.74%
Reed Krakoff(3)	529,690	*
Jerry Stritzke(4)	201,741	*
Michael Tucci(5)	386,137	*
Michael F. Devine, III(6)	104,086	*
Susan Kropf(7)	69,952	*
Gary Loveman(8)	80,069	*
Ivan Menezes(9)	68,868	*
Irene Miller(10)	140,952	*
Michael Murphy(11)	124,590	*
Jide Zeitlin(12)	72,720	*
All Directors and Officers as a Group (13 people)(13)	7,010,377	2.38%

*	Less than 1%.
(1)	T. Rowe Price Associates, Inc. (“T. Rowe Price”) is an investment advisor located at 100 E. Pratt Street, Baltimore, Maryland 21202. In its role as an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, T. Rowe Price possesses sole voting power with respect to 4,768,028 securities, and sole dispositive power with regard to 16,892,091 securities. This information is based on a schedule 13G filed with the SEC on February 9, 2011, and represents holdings as of December 31, 2010.
(2)	Includes 3,057,669 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.
(3)	Includes 415,156 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.
(4)	Includes 154,969 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.
(5)	Includes 187,994 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.
(6)	Includes 70,576 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.
(7)	Includes 59,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.

(8)	Includes 57,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options and 21,751 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(9)	Includes 42,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options and 6,606 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(10)	Includes 127,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.
(11)	Includes 47,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options.
(12)	Includes 59,320 shares of common stock that may be purchased within 60 days of August 31, 2011 pursuant to the exercise of options and 13,400 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(13)	Includes 4,369,038 shares subject to options exercisable within 60 days of August 31, 2011 and 41,757 stock equivalents held by our outside Directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to provide you with an explanation of our current compensation program, focused on the compensation paid to our Chairman and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. Throughout this document, these executives are collectively referred to as the “Named Executive Officers.”

The first part of the discussion summarizes key developments and decisions that are important to understand any Named Executive Officer’s fiscal year 2011 compensation. The remaining sections provide details on our compensation philosophy and the program’s objectives, an analysis of the elements of compensation used to pay our Named Executive Officers, and historical information regarding the development of our program and its relationship to how our Named Executive Officers and other key executives are currently compensated.

Key 2011 Results, Developments and Decisions

In order to sustain growth within our global framework, we continue to focus on two key growth strategies: increased global distribution, with an emphasis on North America and China, and improved store sales productivity. Our growth strategies have allowed us to deliver long-term superior returns on our investments and drive increased cash flows from operating activities. However, the current macroeconomic environment, has created a challenging retail market in which consumers, notably in North America and Japan, are still cautious. We believe long-term growth can continue through a combination of expanded distribution, a focus on innovation to support productivity and disciplined expense control. Our multi-channel distribution model is diversified and includes substantial international and factory businesses, which reduces our reliance upon our full-price U.S. business. With an essentially debt-free balance sheet and significant cash position, we believe we are well positioned to manage our business to take advantage of profitable growth opportunities while returning cash to shareholders through common stock repurchases and dividends. Financial highlights as reported for fiscal year 2011 included:

•	Earnings per diluted share rose 25.5% to $2.92.
•	Net sales increased 15.3% to $4.16 billion.
•	Operating income rose 13.5% to $1.30 billion. Direct-to-consumer sales rose 14.8% to $3.62 billion.
•	Comparable sales in Coach’s North American stores increased 10.6%, primarily due to improved conversion.
•	In North America, Coach opened three net new retail stores and 22 new factory stores, bringing the total number of retail and factory stores to 345 and 143, respectively, at the end of fiscal 2011. We also expanded six factory stores in North America.
•	Coach Japan opened eight net new locations, bringing the total number of locations at the end of fiscal 2011 to 169. In addition, we expanded three locations.
•	Coach China results continued to be strong, with double-digit growth in comparable stores and channel profitability. At the end of fiscal 2011, we had a total of 66 locations.
•	The Board increased our cash dividend to an expected annual rate of $0.90 per share, starting with the dividend paid on July 5, 2011.

The remainder of this section describes the impact of our financial performance on compensation for our Named Executive Officers in fiscal year 2011.

Over the last two years, the HR Committee of the Board of Directors has worked with Semler Brossy to ensure Named Executive Officer compensation is designed and managed consistently with the HR Committee’s goals of motivating and rewarding sustained long-term performance and focus on our strategic objectives, attracting and retaining high-performing executives in critical roles with competitive, equitable compensation, and ensuring our programs reflect good governance practices. Our team of Named Executive Officers have been highly successful at Coach and previously, driving our sustained performance individually and as a team. We believe they are each highly marketable in our industry as a result of their and our success, and the HR Committee believes continuity in leadership is required for the successful execution of our strategic objectives described above. As a result, the HR Committee strives to ensure each executive’s overall compensation package includes an appropriate balance of performance and retention incentives, with vesting dates staggered to support continuity of leadership. Within this context, key actions approved and implemented by the HR Committee in fiscal year 2011 and early fiscal year 2012 include:

•	For Mr. Frankfort, our Chairman & CEO: for fiscal year 2011, the HR Committee increased his base salary from $1,214,100 to $1,500,000 and increased his maximum Annual Incentive opportunity from 200% to 250%. The HR Committee authorized these changes to appropriately reflect Mr. Frankfort’s contribution to Coach’s sustained high performance, including through recent economic uncertainty, as well as to retain him through his successful execution of our key strategic objectives.
•	For Mr. Stritzke, our President & Chief Operating Officer: for fiscal 2011, the HR Committee increased his maximum Annual Incentive opportunity from 125% to 150% and granted him a four year performance and retention award. Mr. Stritzke joined Coach late in fiscal year 2008, at the start of a volatile economic period, and leads significant infrastructure projects to support our international growth strategy, drives innovation to support productivity, and disciplined expense control. The HR Committee authorized these changes to reflect his increased scope of responsibility, to drive focus on international growth and to encourage him to remain with the Company through the successful implementation of these strategies.
•	For Mr. Tucci, the President of our North American Retail division: for fiscal 2012, the HR Committee increased his maximum Annual Incentive opportunity from 125% to 150% and granted him a five year performance and retention award. The HR committee authorized these changes to ensure Mr. Tucci’s ongoing leadership and strategic oversight of our largest geography, which they view as critical to the successful execution of our drive for sales productivity gains. Also, Mr. Tucci spearheaded our recent successful expansion into the men’s accessories business, and also exercises direction over our fast growing internet division, growing the scope and complexity of his responsibilities.

In addition:

•	The HR Committee replaced Mr. Krakoff’s company-paid driver perquisite with cash compensation in the form of the standard executive transportation allowance and a salary increase.
•	Named Executive Officers, other than Messrs. Frankfort and Krakoff, received salary increases ranging from 0 – 3.5% based on their performance and the Company’s salary increase budget.
•	We paid annual incentives at the maximum level, since our Operating Income, diluted EPS, sales and cash flow results exceeded the maximum objective performance criteria established by the HR Committee at the start of fiscal year 2011.
•	We made regular annual long-term incentive award grants consistent with our protocols and each Named Executive Officer’s performance.

Details of the above changes are provided in the section “Determination of Fiscal Year 2011 Compensation” below.

Also, the following compensation best practices took effect in fiscal year 2011:

•	All long-term incentive equity grant agreements provide for accelerated vesting upon a change-in-control only if the holder is terminated in conjunction with that change-in-control (a double-trigger).
•	Our Named Executive Officers and other key executives are subject to a policy regarding adjustment and recovery of incentive awards in the event of certain financial restatements or fraudulent activities (a “clawback”).

The remainder of this discussion and analysis is divided into the following sections:

•	Compensation Program Objectives
•	Compensation Program Elements
•	Compensation Decision Making Process
•	Determination of fiscal year 2011 Compensation

Compensation Program Objectives

Coach’s primary objective is to drive sustained increases in stockholder value through ongoing sales and earnings growth. Our compensation programs are a natural outgrowth of this objective: we strive to deliver a market-competitive level of fixed compensation, with the opportunity for above market reward when Coach and the individual exceed our performance objectives. More specifically, Coach’s compensation program for its Named Executive Officers is designed to:

•	reward performance, with variable pay constituting a significant portion of total compensation;
•	support the attainment of Coach’s long and short-term strategic and financial objectives;
•	align Named Executive Officers’ interests with our stockholders’ and encourage ownership of Coach stock by our Named Executive Officers;
•	reward Named Executive Officers for continuous improvement in key financial metrics that drive stockholder value;
•	be competitive with Coach’s peer companies; and
•	enable us to attract and retain talent necessary to grow business.

This Compensation Discussion and Analysis focuses in detail on the programs that cover our Named Executive Officers, all of whom work and are paid in the United States. Our programs in other countries vary in some respects related to differences in local competitive practices and regulatory requirements, but the guiding principles continue to apply.

Compensation Program Elements

Compensation for our Named Executive Officers includes both fixed components (base salary, benefits and executive perquisites) and variable components (annual bonus or incentive, annual stock option and restricted stock unit grants, and a profit sharing contribution to our retirement plan), with the heaviest weight placed on the variable components. “Variable” means that the amount eventually earned or paid varies based on one or more elements of Company financial performance, such as our earnings per share, operating income, or stock price. Each component is linked to one or more of the strategic objectives listed above. The fixed components of compensation are designed to be competitive, typically at the middle of the market. The variable components are either tied specifically to the achievement of our financial objectives, and/or to the value of our stock, and are designed so that above average performance is rewarded with above average rewards. We do not attempt to peg any single element of compensation to specific peer company percentiles or ratios.

The following chart depicts the relationship between the primary elements of compensation in fiscal year 2011 for each Named Executive Officer. For our CEO, approximately 85% of his compensation was variable, represented by short- and long-term incentives, the ultimate value of which vary based on our financial performance and stock price. The chart illustrates actual direct compensation for fiscal year 2011 as shown in the Summary Compensation Table, which includes the maximum payout (133% of target) under our Performance-Based Annual Incentive Plan (the “Annual Incentive Plan”) for all Named Executive Officers and the special performance and retention awards granted in fiscal year 2011 to Messrs. Frankfort and Stritzke. For Mr. Frankfort this award is comprised of PRSUs, and for Mr. Stritzke, the award is comprised of PRSUs, stock options and restricted stock units (“RSUs”) (in addition to annual stock options and RSUs). The table does not include the PRSU award granted to Mr. Frankfort in fiscal year 2010.

FY11 Actual Total Direct Compensation Mix

The elements of compensation paid to our Named Executive Officers are described more fully below.

Fixed Compensation:  Base Salary

Coach employees, including our Named Executive Officers, are paid a base salary based on the responsibilities of their positions, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to peer company salary levels. For all employees of Coach, including our Named Executive Officers, salaries are reviewed annually and salary increases typically take effect in September of each year, unless business circumstances require otherwise.

Fixed Compensation:  Benefits and Executive Perquisites

Our health and welfare benefit program for our Named Executive Officers includes a broad-based health insurance plan and executive long-term disability and life insurance programs, designed to attract and retain executives. The executive disability and life insurance programs are provided to our Named Executive Officers and other key executives titled Vice President or higher for whom benefit limits within our broad-based plans would result in non-competitive coverage. This same group, including some of our Named Executive Officers, also receives a cash transportation allowance. Also, all employees, including our Named Executive Officers, are eligible to participate in the Coach Matching Gift Program, under which the Coach Foundation matches eligible employee donations to qualified charitable organizations. None of these allowances or perquisites is included in base compensation on which Annual Incentives and retirement plan contributions are calculated. Employees pay all required taxes on the value of these benefits.

Through the end of fiscal year 2011, the Company employed a driver to provide both business and personal transportation services to Mr. Krakoff, and Mr. Krakoff paid all taxes due on the income he recognized related to his personal use of the driver. Effective July 1, 2011, the HR Committee authorized the elimination of this position, and the Company no longer employs a driver for Mr. Krakoff. In exchange, the HR Committee authorized a one-time salary increase of $94,000 and the standard monthly cash transportation allowance for Mr. Krakoff.

Our retirement plan consists of a qualified 401(k) and profit sharing plan (the “Savings and Profit Sharing Plan”) and a non-qualified defined contribution plan (the “Supplemental Retirement Plan”) for all highly-compensated employees, including our Named Executive Officers, who are affected by the various IRS limits on contributions to qualified retirement plans. Contributions, earnings and account balances in the Supplemental Retirement Plan are detailed in the Non-Qualified Deferred Compensation table. We also offer a qualified employee stock purchase plan to all US-based employees who work more than 20 hours per week, including our Named Executive Officers.

Employees, including our Named Executive Officers, may elect to participate in the Savings and Profit Sharing Plan after completing one month of service. For employees defined as “highly compensated” under the Code, Coach matches 50% of employee contributions up to 6% of compensation contributed. Matching contributions vest at a rate of 20% per year, starting on the first anniversary of the “highly compensated” employee’s start date of service. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the third anniversary of the employee’s date of hire with Coach.

For employees, including our Named Executive Officers, whose matching contributions and/or discretionary profit sharing contributions in the Savings and Profit Sharing Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Supplemental Retirement Plan. Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code for the Savings and Profit Sharing Plan. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings and Profit Sharing Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings and Profit Sharing Plan and 3% of such employee’s total compensation for the applicable year.

Because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 spin-off from Sara Lee Corporation, employees with at least 10 years of service at Coach as of July 1, 2001, including Mr. Frankfort but no other Named Executive Officers, received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date.

Effective as of the start of fiscal year 2009, the maximum eligible earnings that can be used to determine matching and profit sharing contributions to the Supplemental Retirement Plan was set at $2 million, except that executives whose fiscal year 2008 benefits under this program exceeded the new limit are grandfathered at their fiscal year 2008 eligible earnings levels. This limit capped the benefits earned by Messrs. Frankfort, Krakoff and Stritzke in fiscal year 2011.

Variable Compensation:  Annual Incentives

Our Annual Incentive Plan is designed to encourage all our employees, including our Named Executive Officers, to exceed our annual financial objectives. The Annual Incentive Plan provides Coach’s Named Executive Officers with annual incentive compensation that is tied to achieving pre-established objective performance goals. The HR Committee, each member of which is an “outside director” within the meaning of Section 162(m) of the Code, administers the Annual Incentive Plan. Under the Annual Incentive Plan, each participant is eligible to receive a predetermined maximum annual award (“incentive”) if the maximum objective performance levels have been satisfied. For achievement of target financial performance, 75% of the maximum incentive is paid; if performance does not exceed the pre-established threshold, no incentive is paid; and if performance meets or exceeds the pre-established maximum level, 100% of the maximum incentive is paid. No individual may receive an annual incentive payment exceeding $12.0 million under the Annual Incentive Plan for any fiscal year.

The performance measures used to determine awards under the Annual Incentive Plan are the ones we believe drive increases in stockholder value. For fiscal year 2011, these were operating income, diluted earnings per share, operating cash flow, and net sales. Each year we set our financial measures, targets and bonus payout schedules with reference to achieving pre-set levels of desired financial performance, and with consideration given to our annual and long-term financial plan as well as to macroeconomic conditions. Actual payments are made in cash to all participants within two and one-half months after the end of our fiscal year, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. Details of our fiscal year 2011 goals and results are provided below in the section titled “Determination of Fiscal Year 2011 Compensation: Annual Incentives.”

Variable Compensation Clawback Policy:  Adjustment or Recovery of Awards

The HR Committee has approved a policy concerning the recovery of incentive compensation. This policy applies to any performance-based annual or long-term incentives awarded to our Named Executive Officers as well as other key executives, beginning in fiscal year 2011.

Under the policy, in the event of a material restatement of Coach’s financial results, the HR Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount paid of an annual incentive award or the shares vesting of a performance-based long-term incentive award would have been less had the financial statements been correct, the HR Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.

In addition, all of our long-term incentive award agreements include a repayment provision in the event an award holder is terminated for cause (as defined in those agreements) or violates various non-compete or non-solicitation provisions in those agreements.

Variable Compensation:  Long-Term Incentives

Long-term incentives represent a significant proportion of compensation at Coach, and are designed to reward participants the way stockholders are rewarded: through growth in the value of Coach’s common stock. At the end of fiscal year 2011, over 1,300 Coach employees were eligible to receive an annual long-term incentive award in the form of stock options and/or RSUs. Since 2006, Coach has offered an “equity choice” program, under which eligible employees may elect to receive their annual long-term incentive in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the accounting expense of the award is approximately equal. This choice is not available to our executive officers, including our Named Executive Officers, who receive a combination of stock options and RSUs, with the amount of each determined based on their role in the organization and with the heavier weight on stock options, since they are directly tied to increases in stockholder value. In all cases, the purpose of the grants is to align executives with the interests of our stockholders, reward employees for enhancing stockholder value, encourage retention and provide a means to increase ownership of Coach common stock. We also grant RSUs and PRSUs on a selective basis as part of new hire agreements, to encourage retention or to reward extraordinary individual results. We have found our program to be especially effective at motivating both sustained high performance and retention.

All awards prior to November 3, 2010 were made under the terms and conditions of the 2000 and 2004 Stock Incentive Plans of the Company. All awards since then, and future awards will be made under the terms and conditions of the 2010 Stock Incentive Plan of the Company. Awards are made on pre-determined dates, with the bulk of the awards made on the date of the HR Committee’s regularly scheduled August meeting, at the same time that salary increases and bonus payments are approved. New hire, promotion and other special grants to Coach employees are made on the first business day of the fiscal month following the relevant event.

An agreement documenting each grant includes specific provisions relating to the executive’s termination. Our stock option grants, RSU, and PRSU grants contain a financial penalty (which extends for a period beyond the exercise of options or the vesting of RSUs) for executives who violate our non-competition and/or non-solicitation rules or who violate other business standards established by Coach. Special rules accelerating vesting apply to terminations due to death or permanent disability, a business closing or a change in control, and vesting may continue in the case of a qualified retirement (unless otherwise specified in the applicable grant agreement) or following an involuntary termination of employment under some circumstances. Effective August 2010, our grant agreements no longer accelerate vesting upon a change in control unless the holder is terminated in conjunction with the change in control.

Variable Compensation:  Stock Options

Stock option grants typically carry a term of ten years, and most awards vest in one-third increments over three years, with the exception of special performance and retention awards, as described below for our Named Executive Officers in “Employment Agreements” and “Determination of Fiscal Year 2011 Compensation”. The grant (or exercise) price of options granted during fiscal year 2011 prior to the approval of the 2010 Stock Incentive Plan on November 3, 2010 was the average of the high and low price on the date of grant. Under the 2010 Stock Incentive Plan, under which all awards have been granted since November 3, 2010 the grant (or exercise) price of stock options is the closing price on the date of grant.

Historically, to assist and encourage ownership, we used restoration stock options (more commonly known as “reloads”) as a feature within our stock option program. Restoration stock options encourage executives to own shares of Coach’s stock for purposes of exercising their stock options. Restoration stock options were granted when executives used shares they had held for at least six months as payment of the purchase price upon exercise of their stock options. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options’ grant price is equal to the market value of Coach’s common stock on the date and time the restoration stock option is issued. Although the program was successful in driving executives to increase their ownership of Coach common stock, as a best practice and cost saving measure it was eliminated on stock option grants made beginning in July 2003 (other than for restoration stock options resulting from grants originally made prior to July 2003).

Variable Compensation:  Restricted Stock Units (RSUs) and Performance Restricted Stock Units (PRSUs)

Since their primary purpose is to encourage executive retention, RSUs granted annually to our Named Executive Officers vest in full three years after the grant date. RSUs granted more broadly have a variety of vesting and termination provisions, depending on the underlying purpose of the grant. RSUs granted under the “equity choice” program described above vest in one-third increments over three years, consistent with the stock options granted to employees under this program.

The HR Committee on occasion grants PRSUs to certain executives of Coach, including our Named Executive Officers. Such awards have performance criteria consistent with the applicable long-term incentive plan so that they will qualify as performance-based compensation under Section 162(m) of the Code. See “Impact of Accounting and Tax Treatment” below. Vesting and performance criteria associated with an award depend on the underlying objective for the award. As we embarked on our international growth strategy starting in fiscal year 2010, the HR Committee granted a PRSU award to Mr. Frankfort, with the objective of driving focus on the international growth strategy as well as retention beyond the term of his employment contract. To further support our international strategy the need for supporting infrastructure and innovation became apparent, and the HR Committee granted a PRSU award to Mr. Stritzke, who is accountable for building a cost-effective infrastructure to support this critical next phase of our growth. These executives and initiatives are critical to our long-term performance and the next phase of our growth. Details regarding the awards are found in the section titled “Determination of Fiscal Year 2011 Compensation.”

Stock Ownership and Insider Trading Policies

We believe that our Named Executive Officers should have a meaningful stake in Coach. Under our Stock Ownership Policy, revised in 2009, each executive is expected to accumulate the lower of a fixed number of Coach shares (ranging from 20,000 to 250,000) and Coach shares valued at one to five times his or her annual salary, with ownership targets increasing with the level of responsibility. The expected ownership is the lower of 250,000 shares and five times base salary for our CEO, the lower of 100,000 shares and three times base salary for Messrs. Stritzke, Krakoff and Tucci, and the lower of 50,000 shares and two times base salary for Mr. Devine. We expect the required level of ownership to be reached within five years of the program’s inception, or, if later, the date five years after a Named Executive Officer was appointed to his position. Ownership includes shares owned, shares held in Coach’s Savings & Profit Sharing Plan and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. We evaluate compliance with this program annually. As of the last measurement date, the CEO and three of the other four Named Executive Officers had achieved the desired level of ownership. Mr. Stritzke, who joined Coach in fiscal year 2008, has not yet achieved the desired level of ownership and has not yet reached his five year anniversary.

Coach employees are prohibited from trading in Coach shares during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are also prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock.

Executive Employment Contracts

Through early fiscal year 2009, the Board and the HR Committee had entered into agreements with most of our Named Executive Officers, the terms of which are described in more detail under “Employment Agreements” below. Each agreement details severance payments to be made in the event of various termination situations and includes protections for Coach in the form of non-competition and non-solicitation provisions, stock compensation claw-backs and the requirement that the Named Executive Officer sign a release to receive the severance. An estimate of the payments that would have been due in the event of termination at the end of fiscal year 2011 is displayed in the section titled “Potential Payments Upon Termination.”

Impact of Accounting and Tax Treatment

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to Named Executive Officers. This provision disallows the deductibility of certain compensation to our Named Executive Officers in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our Named Executive Officers that is tax deductible to Coach under Section 162(m) of the Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach and its stockholders. We believe that all stock options, performance-based RSUs and annual bonuses under our Annual Incentive Plan granted to our Named Executive Officers qualify as performance-based compensation under Section 162(m) of the Code, but that service-based RSUs and guaranteed bonuses granted to them do not.

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The HR Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The HR Committee takes into account the potential implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Compensation Decision Making Process

Roles and Responsibilities

The HR Committee has overall responsibility for executive compensation at Coach, including the approval and oversight of compensation and benefit program administration for Coach’s Named Executive Officers, as well as all other senior executives within Coach’s Operating Group. Coach’s “Operating Group” consists of the 14 senior executives who are responsible for significant business units or functions. The HR Committee reviews and approves Coach’s annual and long-term incentive compensation programs, including performance goals, as well as significant changes in the design of employee benefits programs. In fiscal year

2011, the HR Committee continued to retain the independent firm of Semler Brossy to provide advice and recommendations on the amount or form of executive compensation to the HR Committee. In the conduct of its work, Semler Brossy considers Coach’s short and long term strategy, the history and background of our Named Executive Officers, and other factors it deems relevant. Semler Brossy reports to and takes direction from the HR Committee; management provides information and input to Semler Brossy at the HR Committee’s direction. Semler Brossy did not provide additional services to Coach and its affiliates, and the fees related to Semler Brossy’s services did not exceed $120,000 during fiscal year 2011.

During fiscal year 2011, Semler Brossy advised the HR Committee on various compensation subjects, including the compensation changes described in the sections “Key 2011 Results, Developments and Decisions” and “Determination of Fiscal Year 2011 Compensation”.

The Chief Executive Officer and Executive Vice President of Human Resources work with the HR Committee’s Chair to set meeting agendas, and the Executive Vice President of Human Resources prepares information for each HR Committee meeting. Those executives, as well as the Chief Operating Officer, General Counsel & Secretary, and Senior Vice President of Compensation & Benefits, typically attend HR Committee meetings to present information on Coach and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The Chief Executive Officer is responsible for reviewing the performance of the Operating Group members, including the Named Executive Officers, and recommending changes in their compensation to the HR Committee for its approval. The HR Committee determines and approves changes in the Chief Executive Officer’s compensation based on its own review of his performance. Management annually provides the HR Committee with exhibits detailing all elements of compensation over the past several years, as well as detailed termination payment charts for its use in evaluating the appropriateness of executive compensation. Actual pay earned by our Named Executive Officers in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions, because it reflects pay for past performance.

Recommendations to change a Named Executive Officer’s base salary and/or maximum annual bonus opportunity are based on various factors, including the judgment of our Chief Executive Officer and the HR Committee. We consider the responsibilities of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and peer company salary levels. Salary increases and annual bonus opportunity changes are considered annually and are based on both financial and non-financial results achieved by Coach and the Named Executive Officer during the preceding fiscal year. All changes are subject to HR Committee approval.

The number of stock options and RSUs granted to a Named Executive Officer each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Adjustments may also be made based on changes in the executive’s performance, changes in the competitive marketplace, the financial accounting expense of the grant to Coach or other factors. The Chief Executive Officer and the HR Committee also review the same factors described in the previous paragraph in determining the value to be delivered in the form of stock options or RSUs. The eventual value earned from long-term incentives depends on the stock price at the time the award is exercised in the case of stock options, or vests in the case or RSUs. The eventual value earned from PRSUs depends on the degree to which the relevant performance criteria are achieved and on the stock price at the time the award vests.

Peer Group and Compensation Benchmarking

Compensation at a defined peer group of companies is one element considered by the HR Committee and management in setting executive compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. We consider the compensation programs at the following companies, which represent specialty fashion and high performing retailers with whom we compete for executive talent.

Abercrombie & Fitch	Guess	Starbucks
American Eagle Outfitters	Kohl’s	Talbots
Ann Taylor Stores	Limited Brands	Tiffany & Company
Chicos FAS	Liz Claiborne	Urban Outfitters
Estee Lauder	Polo Ralph Lauren	Williams-Sonoma
Gap

Determination of Fiscal Year 2011 Compensation

Base Salaries

Annual salary rates in effect during fiscal year 2011 for our Named Executive Officers are listed below. Salary increases take effect on September 1 of each year, unless otherwise noted. The HR Committee and Semler Brossy conducted a comprehensive review of Named Executive Officer compensation and the results of that work led to the larger than normal salary increase for Mr. Frankfort. The HR Committee authorized these changes to appropriately reflect Mr. Frankfort’s contribution to Coach’s sustained high performance since our initial public offering, including through recent economic uncertainty, as well as to retain him through his successful execution of our key strategic objectives. This increase in pay is not only in recognition of his leadership within Coach, but also within the industry. The HR Committee views his knowledge and experience as critical as Coach enters it next phase of growth. Messrs. Devine and Tucci received an approximately 3.5% salary increase in accordance with their performance and the Company’s salary increase budget. Mr. Krakoff’s salary is explained in the table below. Mr. Stritzke’s salary remained unchanged from the prior year because the HR Committee was comfortable with his current positioning from both an internal pay equity and competitive level and mix perspective.

Named Executive Officer	Prior Annual Salary Rate	Increase	Current Annual Salary Rate
Lew Frankfort(1)	$1,214,100	$285,900	$1,500,000
Michael F. Devine, III	580,000	20,000	600,000
Reed Krakoff(2)	2,500,000	125,000	2,625,000
Jerry Stritzke	900,000	0	900,000
Michael Tucci	850,000	30,000	880,000

(1)	The HR Committee intends to maintain this salary rate for Mr. Frankfort through the end of fiscal year 2013.
(2)	Mr. Krakoff’s salary is determined according to the terms of his Employment Agreement approved by the HR Committee on March 11, 2008. Based on that agreement he received a 5% increase as of July 1, 2010. Mr. Krakoff will receive an 8.6% increase to $2,850,650 at the start of fiscal year 2012. 5% of this increase is according to the terms of his Agreement. The additional 3.6% of the increase is to replace the current Company-paid driver perquisite for Mr. Krakoff with cash compensation. Details of this change are provided in the section “Fixed Compensation — Benefits and Executive Perquisites”.

Annual Incentives

Consistent with the description of our compensation programs above, each of our Named Executive Officers was eligible for an award for fiscal year 2011 under Coach’s Performance-Based Annual Incentive Plan. Each Named Executive Officer who retains his position will again be eligible to receive such an award for fiscal year 2012.

At the beginning of fiscal year 2011, the HR Committee set specific goals in four measures of company-wide performance for Annual Incentive Plan purposes:

•	operating income;
•	diluted earnings per share;
•	operating cash flow; and
•	net sales.

We believe high performance in these measures drive sustained increases in stockholder value. Each measure accounts for a fixed portion of each Named Executive Officer’s maximum achievable award. Each performance goal is set with reference to Coach’s performance in the prior fiscal year, adjusted for expected changes in the current year. The goals for fiscal year 2011 were set considering our long-range plan, the macro-economic situation, and the HR Committee’s assessment of the degree of difficulty in achieving the desired results. Achieving the “target” award level shown below for each performance measure entitled the Named Executive Officer to receive 75% of the maximum award for that measure; achieving the “maximum” award level shown below entitled the Named Executive Officer to receive 100% of the maximum award for that measure. If performance does not exceed the “threshold” award level shown below, there is no award for that measure. For fiscal year 2011, the performance measures, associated weights, and results against which awards were paid were as follows:

Measure of Coach, Inc. Performance	Needed to Achieve Threshold Award	Needed to Achieve Target Award	Needed to Achieve Maximum Award	Weight	Result
Operating Income (millions)(1)	$961.6	$1,205.4	$1,228.4.1	40%	$1,330.7
Diluted Earnings Per Share(1)	$2.09	$2.62	$2.67	25%	$2.878
Operating Cash Flow (millions)	$604.0	$757.2	$771.7	25%	$885.5
Net Sales (millions)	$3,151.0	$3,950.0	$4,025.4	10%	$4,158.5

(1)	Results reflect actual amounts reported in accordance with GAAP, adjusted for the impact of all stock buyback activity on interest income and share count and other extraordinary or unusual charges or gains that are quantified and identified separately on the face of the income statement. For fiscal year 2011, these included adjustments related to share repurchases, a favorable income tax settlement and a one-time charitable contribution not anticipated at the time the performance goals were set by the HR Committee.

The next table shows the percentage of base salary that each Named Executive Officer was scheduled to receive for fiscal year 2011 under the plan if Coach had achieved the “maximum award” level shown above for each of these performance measures, as well as the actual percentage of base salary received based on the above results. The maximum plan award levels are based on the role and responsibility of each position, peer company levels and with reference to any Employment Agreements, and are approved each year by the HR Committee. In addition to the increase in salary for Mr. Frankfort, the HR Committee increased his maximum annual incentive opportunity from 200 to 250% for the reasons described above in the section “Determination of Fiscal Year 2011 Compensation — Base Salaries”. The HR Committee also increased Mr. Stritzke’s maximum annual incentive opportunity from 125 to150%, to recognize an increase in his scope and responsibility including leading key initiatives in international growth and operational scalability. As presented above, our fiscal year 2011 financial results, as certified by the HR Committee, resulted in the maximum payout for financial performance. The resulting payouts are displayed in the Summary Compensation Table in the column “Non-equity Incentive Plan Compensation”.

Named Executive Officer	Maximum Plan Award (as % of Base Salary)	Actual Plan Award (as % of Base Salary)
Lew Frankfort	250	250
Michael F. Devine, III	100	100
Reed Krakoff(1)	200	200
Jerry Stritzke	150	150
Michael Tucci	125	125

(1)	Under his employment agreement, Mr. Krakoff was also entitled to receive an additional performance-based bonus of up to $3,735,000 based on the achievement of these same financial targets; based on our actual performance, Mr. Krakoff received 100% of this amount. He also received an additional fixed annual retention bonus under his employment agreement of $2,190,000. See “Employment Agreements” below for a description of these additional bonuses.

Fiscal Year 2011 Long-Term Incentives

On August 4, 2010, the HR Committee authorized the following stock option and RSU awards to our Named Executive Officers, with consideration given to each Named Executive Officer’s performance, to the values granted in prior years and to the price of Coach stock on the date of grant. The stock options vest one-third per year over three years and the RSUs vest in full on the third anniversary of the grant date. The grant date values in fiscal year 2011 were similar to those made in the prior year.

Named Executive Officer	Stock Options with an Exercise Price of $38.41 per Share	RSUs
Lew Frankfort	391,597	20,828
Michael F. Devine, III	60,301	7,810
Reed Krakoff	560,600	15,621
Jerry Stritzke	119,886	15,621
Michael Tucci	119,886	15,621

In addition, starting in fiscal year 2010, the HR Committee has authorized several special performance and retention awards for Messrs. Frankfort, Stritzke and Tucci. The awards are structured specifically to reward focus on a significant strategy to drive profitable international growth and to provide continuity of strong leadership as the global economy continues to recover. The HR Committee believes international expansion in Asia and Europe and continued efficient growth in North America are the two key drivers of Coach’s future. The HR Committee believes these three Named Executive Officers are driving the execution of these two strategies. We had previously relied on employment contracts and extensions to secure and retain top executive talent, but the HR Committee believes this more performance-based approach, tied to supporting our key strategic objectives, better supports our strategy and therefore will better serve our stockholders. We believe successful execution of our strategies and continuity of leadership by a highly successful and marketable executive team are critical drivers of long-term stockholder value.

Special Performance-Based RSUs and Retention Awards

	Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
Authorization Date	August 6, 2009	August 5, 2010	August 4, 2011 (fiscal year 2012)
Approximate Total Target Award Value	$10,000,000	$7,000,000	$7,000,000
Type of Award	Performance-based RSUs	Performance-based RSUs: $2,800,000 Stock Options: $2,100,00 RSUs: $2,100,000	Performance-based RSUs: $4,200,000 RSUs: $2,800,000
Performance-based RSUs	PRSU award having a total fair market value as of the respective grant dates of $10,000,000, assuming financial performance against specified performance goals (determined by the HR Committee) at “target” levels. The actual award value and shares earned may range from 0 – 133% of target, depending on the level of achievement of these performance measures and goals over the stated periods.

30% of the award will be earned based on Coach’s financial objectives for international sales (excluding Japan) in fiscal year 2013.

70% of award will be earned based on the degree to which Coach’s fiscal year 2010, 2011, 2012 and 2013 financial performance goals are achieved. These are granted in equal installments valued at $1,750,000 each, within 90 days of the start of fiscal years 2010, 2011, 2012 and 2013.

The grant dates for these PRSUs will be the dates the HR Committee determines the performance criteria for each fiscal year.	PRSU award having a total fair market value as of the respective grant dates of $2,800,000 assuming financial performance against specified performance goals (determined by the HR Committee) at “target” levels. The actual award value and shares earned may range from 0 – 133% of target, depending on the level of achievement of these performance measures and goals over the stated periods.

50% of the award will be earned based on Coach’s financial objectives for international sales in fiscal year 2014.

50% of award will be earned based on the degree to which Coach’s fiscal year 2011, 2012 and 2013 financial performance goals are achieved. These are granted in equal installments valued at $466,667 each, within 90 days of the start of fiscal years 2011, 2012, and 2013.

The grant dates for these PRSUs will be the dates the HR Committee determines the performance criteria for each fiscal year.	PRSU award having a total fair market value as of the respective grant dates of $4,200,000 assuming financial performance against specified performance goals (determined by the HR Committee) at “target” levels. The actual award value and shares earned may range from 0 – 133% of target, depending on the level of achievement of these performance measures and goals over the stated periods.

50% of the award will be earned based on aggregate achievement of Coach’s North American Retail Sales objectives in fiscal years 2012 and 2013.

50% of the award will be earned based on aggregate achievement of Coach’s North American Retail Sales objectives in fiscal years 2014 and 2015.

These are granted in equal installments valued at $2,100,000 each within 90 days of the start of fiscal years 2012, and 2014.

The grant dates for these PRSUs will be the dates the HR Committee determines the performance criteria for each fiscal year.

	Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
Award Details	Grant Date: August 6, 2009
A target award of 102,424 PRSUs, with an approximate fair market value on the date of grant of $3,000,000. This award will vest in full on June 29, 2013.

A target award of 59,747 PRSUs, with a fair market value on the date of grant of $1,750,000. This award will vest in full on June 29, 2013.

Grant Date: August 5, 2010
Target award of 45,161 PRSUs, with an approximate fair market value on the date of grant of $1,750,000. This award will vest in full on June 29, 2013.	Grant Date: August 5, 2010
A target award of 36,129 PRSUs, with an approximate fair market value on the date of grant of $1,400,000. This award will vest on June 28, 2014.

A target award of 12,043 PRSUs, with a fair market value on the date of grant of $466,667. This award will vest in full on June 29, 2013.

An award of 54,193 RSUs, with an approximate fair market value of $2,100,000. This award will vest 50% on 6/29/2013 and 50% on 6/28/2014.

An award of 167,006 stock options, with an approximate fair market value of $2,100,000. This award will vest 50% on
6/29/2013 and 50% on 6/28/2014.	Grant Date: August 4, 2011 (fiscal year 2012)
A target award of 36,150 PRSUs, with an approximate fair market value on the date of grant of $2,100,000. This award will partially vest on June 28, 2014 and partially on June 27, 2015.

An award of 48,201 RSUs, with an approximate fair market value on the date of grant of $2,800,000. This award will vest 15% on June 28, 2014 and 15% on June 27, 2015, and the remaining 70% on July 2, 2016.
Dividend Equivalents	Each PRSU and RSU grant will earn dividend equivalent PRSUs or RSUs, which will be subject to the same vesting and performance criteria as the underlying award. The final number of dividend equivalent shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if the executive is actively employed on each vesting date, with limited exceptions described below.
Fiscal year 2011	As described above in the section “Determination of Fiscal 2011 Compensation: Annual Incentives,” the Coach, Inc. fiscal year 2011 financial results, as certified by the HR Committee, resulted in the maximum payout for financial performance. These same criteria applied to the grants of PRSUs described above for Messrs. Frankfort and Stritzke associated with fiscal year 2011 performance. However, the final number of shares earned pursuant to these awards will not be determined and the awards will not be earned and paid until the vesting dates, when the remaining criteria described below have been evaluated and final payout determined by the HR Committee.		N/A

	Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
PRSU Vesting Criteria	The final number of shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if Mr. Frankfort is actively employed as of the last day of fiscal 2013, with exceptions described below. He will be prohibited from selling 50% of the after-tax shares until the end of fiscal 2015.

If any fiscal year grant under this award is scheduled to be earned at a level above the pre-determined target level (including any dividend equivalent PRSUs), then the following additional criteria must be met; otherwise only the target number of shares will be earned.

Coach’s financial performance in each of FY10, FY11, FY12 and FY13 must exceed the HR Committee- determined threshold level, and Coach’s financial performance in at least two of those same fiscal years must be above the HR Committee-determined target level.	The final number of shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if Mr. Stritzke is actively employed as of the last day of fiscal 2013 and 2014, with the following exceptions:

If any fiscal year PRSU under this award is scheduled to be earned at a level above the pre-determined target level (including any dividend equivalent PRSUs), then the following additional criteria must be met; otherwise only the target number of shares will be earned.

		Coach’s financial performance in each of FY11, FY12 and FY13 must exceed the HR Committee-determined threshold level.	The final number of shares earned will be determined, and the award will vest in full based upon the degree to which the pre-determined financial objectives for each of the grants have been met, as determined by the HR Committee, and if Mr. Tucci is actively employed as of the last day of fiscal 2014, 2015 and 2016.
RSU and Stock Option Vesting Criteria	Not applicable	The awards will vest according to schedule if Messrs. Stritzke and Tucci are actively employed as of vesting date.

	Lew Frankfort, CEO	Jerry Stritzke, COO	Mike Tucci, President North America Retail
In the event of termination prior to vesting	Should Messrs. Frankfort, Stritzke or Tucci’s employment be terminated prior to the end of the vesting period(s), the award would be forfeited except in the following circumstances:

  •

On death or disability, a portion of the award will vest on the appropriate vesting date, based on completed performance periods. Subject to the HR Committee’s discretion, vesting may be accelerated to the date of termination due to death or disability, and accelerated vesting may additionally be provided for the pro rata portion of the award that relates to partially-completed performance periods;

  •

On termination without Cause or for Good Reason (as defined in the award agreement), the award will continue to vest in accordance with its terms and conditions, subject to Coach’s actual performance results;

• On termination without Cause or for Good Reason in conjunction with a Change in Control (as defined in the award agreement), vesting would accelerate.

2011 Retirement Plan Contributions

During fiscal year 2011, contributions were made to our Savings & Profit Sharing Plan and Supplemental Retirement Plan for each Named Executive Officer consistent with those plans’ rules, which apply to all employees eligible for those plans. The contribution to the Profit Sharing Plan for fiscal year 2011 was set by the HR Committee at 3% of eligible compensation, considering Coach’s financial performance during the year. All amounts are displayed in a footnote to the Summary Compensation Table.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the Human Resources Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2011 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K.

Human Resources Committee
Ivan Menezes, Chair
Susan Kropf
Gary Loveman
Irene Miller
Michael Murphy
Jide Zeitlin

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Lew Frankfort, Chairman and Chief Executive Officer	2011	1,452,350	0	2,549,992	4,306,001	3,630,875	0	452,256	12,391,474
	2010	1,214,100	0	5,549,998	4,374,696	2,428,000	0	178,381	13,745,375
	2009	1,206,317	0	799,405	4,323,282	0	0	426,515	6,755,519
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	2011	596,667	0	299,982	663,070	596,667	0	124,204	2,280,590
	2010	580,000	0	300,015	673,641	580,000	0	92,384	2,226,039
	2009	575,833	0	1,300,016	667,021	0	0	130,038	2,671,908
Reed Krakoff, President, Executive Creative Director	2011	2,624,040	2,190,000	600,003	6,164,358	8,983,080	0	627,499	21,188,980
	2010	2,500,000	4,095,000	600,000	6,262,694	6,867,500	0	545,642	20,870,836
	2009	2,500,000	4,595,000	600,209	6,176,118	0	0	679,204	14,550,531
Jerry Stritzke, President and Chief Operating Officer	2011	900,000	0	4,566,646	3,398,325	1,350,000	0	188,292	10,403,263
	2010	900,000	0	1,900,004	1,339,295	1,125,000	0	148,354	5,412,653
	2009	891,667	0	401,013	658,786	445,833	0	382,471	2,779,770
Michael Tucci, President, North America Retail Division	2011	875,000	0	600,003	1,318,266	1,093,750	0	172,302	4,059,321
	2010	850,000	0	600,000	1,339,295	1,062,500	0	105,488	3,957,283
	2009	833,000	0	4,350,205	3,977,031	0	0	164,047	9,324,283

(1)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in fiscal years 2011, 2010 and 2009.
(2)	Bonus amounts reflect non-performance based guaranteed cash payments to Mr. Krakoff for fiscal years 2011, 2010 and 2009. Mr. Krakoff’s bonus is pursuant to the terms of his employment agreement, which is described below in the section titled “Employment Agreements.”
(3)	Reflects the aggregate grant date fair value of all stock options and restricted stock unit awards with respect to fiscal years 2011, 2010 and 2009 in accordance with FASB ASC 718. For Mr. Frankfort and Mr. Stritzke, the stock award column includes an annual RSU and a PRSU with a grant date fair value assuming “target” achievement level. At the maximum achievement level, the total grant date fair value of the fiscal year 2010 awards would be $7,117,494 for Mr. Frankfort. At the maximum achievement level, the total grant date fair value of the fiscal year 2011 awards would be $3,127,489 for Mr. Frankfort and $5,182,646 for Mr. Stritzke. The weighted-average assumptions used in calculating the grant date fair value of option awards are shown below:

	FISCAL YEAR ENDED
	FY11	FY10	FY09
Expected Term (years)	3.26	3.0	3.0
Expected Volatility	44.94%	49.36%	44.7%
Risk-free Interest Rate	0.97%	1.73%	2.7%
Dividend Yield	1.54%	1.01%	0.0%
(4)	Amounts in this column reflect compensation earned under the Performance-Based Annual Incentive Plan for fiscal years 2011, 2010 and 2009. The Plan and the amounts for fiscal year 2011 are described in detail in the sections titled “Compensation Program Elements — Variable Compensation: Annual Incentives” and “Determination of Fiscal Year 2011 Compensation — Annual Incentives.” The Plan and the amounts for fiscal years 2010 and 2009 are described in the similar sections in the 2010 and 2009 Proxy statements.

(5)	Coach does not have a tax-qualified defined benefit pension plan for its non-union employees. The Named Executive Officers are eligible for company contributions to the non-qualified Supplemental Retirement Plan; these contributions earn a market rate of interest so the interest earned is not included in this table. Please refer to the “Non-Qualified Deferred Compensation Table” for details.
(6)	“All Other Compensation” includes transportation benefits, reimbursement for Mr. Stritzke’s relocation expenses, Company Contributions to our Savings & Profit Sharing Plan and Supplemental Retirement Plan, Company matching contributions under the Company’s charitable gift match program, and life insurance and disability insurance premiums, the values of which are set forth in the table below for fiscal years 2011, 2010 and 2009.

Name & Principal Position	Year	Transportation Benefit(a) ($)	Company Contributions to Qualified Defined Contribution Plans ($)	Company Contributions to Non-Qualified Defined Contribution Plans ($)	Life Insurance Premiums ($)	Other(b) ($)
Lew Frankfort, Chairman and Chief Executive Officer	2011	0	29,400	375,940	30,851	16,065
	2010	0	29,400	116,292	26,624	6,065
	2009	0	27,600	310,354	82,196	6,365
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	2011	44,518	14,700	55,900	4,440	4,646
	2010	43,610	14,700	20,100	3,828	10,146
	2009	43,383	13,800	43,687	22,522	6,646
Reed Krakoff, President, Executive Creative Director	2011	104,447	14,700	492,400	12,084	3,868
	2010	105,226	14,700	411,000	10,848	3,868
	2009	111,980	13,800	493,300	56,256	3,868
Jerry Stritzke, President and Chief Operating Officer	2011	48,000	14,700	105,300	5,454	14,838
	2010	48,000	14,700	66,050	4,766	14,838
	2009	48,000	11,400	2,100	2,347	318,624
Michael Tucci, President, North America Retail Division	2011	48,000	14,700	101,550	6,129	1,923
	2010	48,000	14,700	36,300	4,565	1,923
	2009	48,000	13,800	70,581	29,743	1,923

(a)	For Mr. Devine, Mr. Stritzke and Mr. Tucci, reflects a cash transportation allowance, the taxes on which are paid by the Named Executive Officer. For Mr. Krakoff, reflects his personal usage of a company provided driver for fiscal years 2011 and 2010 and the use of company-leased car and driver for fiscal year 2009, pursuant to the terms of his Employment Agreement. Mr. Krakoff pays the taxes on this benefit.
(b)	Reflects disability insurance premiums for all Named Executive Officers, Company matching contributions under the Company’s charitable gift match program for Messrs. Frankfort, Stritzke and Devine, as well as reimbursement of relocation expenses paid to Mr. Stritzke in fiscal year 2009 pursuant to the terms of the Coach, Inc. Relocation Plan for Vice Presidents and above. In fiscal year 2011 the Company matched $10,000 each for Messrs. Frankfort and Stritzke under the Company’s Matching Gift Program.

GRANTS OF PLAN-BASED AWARDS

Fiscal 2011

Name & Principal Position	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(3) ($/Share)	Closing Market Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Award(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lew Frankfort, Chairman and Chief Executive Officer	Annual incentive		0	2,723,156	3,630,875
	Annual stock option grant	8/4/2010								391,597	38.41	39.30	4,306,001
	Annual RSU grant	8/4/2010							20,828			39.30	800,003
	Special Performance RSU grant	8/5/2010				0	45,161	60,064				38.73	1,749,989
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	Annual incentive		0	447,500	596,667
	Annual stock option grant	8/4/2010								60,301	38.41	39.30	663,070
	Annual RSU grant	8/4/2010							7,810			39.30	299,982
Reed Krakoff, President, Executive Creative Director	Annual incentive		0	3,936,060	5,248,080
	Employment Agreement incentive		0	2,801,250	3,735,000
	Annual stock option grant	8/4/2010								560,600	38.41	39.30	6,164,358
	Annual RSU grant	8/4/2010							15,621			39.30	600,003
Jerry Stritzke, President and Chief Operating Officer	Annual incentive		0	1,012,500	1,350,000
	Annual stock option grant	8/4/2010								119,886	38.41	39.30	1,318,266
	Annual RSU grant	8/4/2010							15,621			39.30	600,003
	Special stock option grant	8/5/2010								167,006	38.75	38.73	2,080,058
	Special RSU grant	8/5/2010							54,193			38.73	2,099,979
	Special Performance RSU grant	8/5/2010				0	12,043	16,017				38.73	466,666
	Special Performance RSU grant	8/5/2010				0	36,129	48,052				38.73	1,399,999
Michael Tucci, President, North America Retail Division	Annual incentive		0	820,313	1,093,750
	Annual stock option grant	8/4/2010								119,866	38.41	39.30	1,318,266
	Annual RSU grant	8/4/2010							15,621			39.30	600,003

(1)	This column represents possible fiscal 2011 payouts under the Performance-Based Annual Incentive Plan. Amounts actually earned are displayed in the Summary Compensation Table.
(2)	This column represents possible payouts under performance based RSU grants made to Mr. Frankfort and Mr. Stritzke in fiscal year 2011. The awards are described in the sections “Compensation Program Elements — Variable Compensation: Long Term Incentives” and “Determination of Fiscal Year 2011 Compensation — Fiscal Year 2011 Long-Term Incentives” of the “Compensation Discussion and Analysis.” Actual amounts earned will be determined at each award’s respective future vesting date.
(3)	The exercise price for stock option grants is the average of the high and low stock price on the date of grant.
(4)	The amounts reported represent the full grant date fair value of all stock and option awards granted to Named Executive Officers in fiscal year 2011 calculated in accordance with FASB ASC 718. For RSU awards, grant date fair value is calculated using the average of the high and low closing price of Coach common stock on the grant date, for stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date, for PRSU awards grant date fair value is calculated using the average of the high and low price of Coach common stock on the grant date and assumes achievement of “target” financial performance. The weighted average assumptions used in calculating the FASB ASC 718 grant date fair value of these awards are described in a footnote to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards							Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested (b) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (a) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (b) ($)
Lew Frankfort, Chairman and Chief Executive Officer	269,507	(1)	0		12/08/2005	35.14	08/07/2012
	214,303	(1)	0		12/09/2005	34.85	08/07/2012
	190,698	(1)	0		12/12/2005	34.94	08/07/2012
	420,000	(2)	0		08/10/2005	34.84	08/10/2015
	266,360	(3)	266,357	(3)	08/22/2005	32.37	08/22/2015
	490,000	(2)	0		08/09/2006	29.85	08/09/2016
	330,000	(2)	0		08/09/2007	45.13	08/09/2017
	0		174,999	(2)	08/05/2008	26.21	08/05/2018
	152,456	(2)	304,911	(2)	08/05/2009	29.37	08/05/2019
	0		391,597	(2)	08/04/2010	38.41	08/04/2020
								31,188	(c)	08/05/2008	2,058,096
								27,766	(c)	08/05/2009	1,832,938
										08/06/2009		81,029	(d)	5,347,098
										08/06/2009		138,909	(d)	9,166,617
								21,018	(c)	08/04/2010
										08/05/2010		60,612	(d)	3,999,792
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	0		26,999	(2)	08/05/2008	26.21	08/05/2018
	0		46,951	(2)	08/05/2009	29.37	08/05/2019
	0		60,301	(2)	08/04/2010	38.41	08/04/2020
								11,657	(c)	08/05/2008	769,245
								39,062	(d)	08/05/2008	2,577,701
								10,416	(c)	08/05/2009	687,352
								7,881	(c)	08/04/2010	520,067

Reed Krakoff, President, Executive Creative Director	0		843,289	(3)	08/22/2005	32.37	08/22/2015
	0		249,999	(2)	08/09/2008	26.21	08/09/2018
	0		436,502	(2)	08/05/2009	29.37	08/05/2019
	0		560,600	(2)	08/04/2010	38.41	08/04/2020
								23,417	(c)	08/05/2008	1,545,288
								20,832	(c)	08/05/2009	1,374,704
								15,763	(c)	08/04/2010	1,040,200
Jerry Stritzke, President and Chief Operating Officer	41,666	(2)	0		03/31/2008	29.75	3/31/2018
	0		26,666	(2)	08/05/2008	26.21	8/5/2018
	0		93,347	(2)	08/05/2009	29.37	8/5/2019
	0		119,886	(2)	08/04/2010	38.41	8/4/2020
	0		167,006	(4)	08/05/2010	38.75	8/5/2020
								15,645	(c)	8/5/2008	1,032,414
								13,887	(c)	8/5/2009	916,403
								52,080	(e)	8/5/2009	3,436,759
								15,763	(c)	8/4/2010	1,040,200
								54,687	(f)	8/5/2010	3,608,795
										8/5/2010		16,163	(d)	1,066,629
										8/5/2010		48,489	(g)	3,199,798
Michael Tucci, President, North America Retail Division	0		53,666	(2)	8/5/2008	26.21	8/5/2018
	47,692	(5)	190,767	(5)	8/5/2008	26.21	8/5/2018
	0		93,347	(2)	8/5/2009	29.37	8/5/2019
	0		119,886	(2)	8/4/2010	38.41	8/4/2020
								23,417	(c)	8/5/2008	1,545,288
								117,043	(h)	8/5/2008	7,723,668
								20,832	(c)	8/5/2009	1,374,704
								15,763	(c)	8/4/2010	1,040,200

(1)	Restoration Stock Option: Vested 100% 6 months after date of grant.

(2)	Annual Grant: Vests 33.3% each year beginning 1 year from date of grant.
(3)	Special Grant: Vested 25% on 8/22/2009, 25% on 8/22/2010 and vests 50% on 8/22/2011.
(4)	Special Grant: Vests 50% on 6/29/2013 and 50% on 6/28/2014.
(5)	Special Grant: Vested 20% on 7/2/2011 and vests 20% on 6/30/2012 and 60% on 6/29/2013.
(a)	Represents the maximum number of shares that may be earned. Vesting of this award is contingent on achievement of financial performance (please see “Compensation Program Elements — Variable Compensation: Long Term Incentives” and “Determination of Fiscal Year 2011 Compensation — Fiscal year 2011 Long-Term Incentives” sections of the “Compensation Discussion and Analysis” for details).
(b)	The market value of stock awards is based on the closing price per share of Coach’s stock on July 1st, 2011 ($65.99).
(c)	Annual Grant: Vests 100% three years from date of grant.
(d)	Special Grant Vests 100% on 6/29/2013.
(e)	Special Grant: Vests 100% on 8/5/2012.
(f)	Special Grant: Vests 50% on 6/29/2013 and 50% on 6/28/2014.
(g)	Special Grant Vests 100% on 6/28/2014.
(h)	Special Grant: Vested 20% on 7/2/2011 and vests 20% on 6/30/2012 and 60% on 6/29/2013

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting(4) ($)
Lew Frankfort, Chairman and Chief Executive Officer	1,618,091	26,934,339	17,936	698,787
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	346,510	4,693,390	6,786	264,034
Reed Krakoff, President, Executive Creative Director	1,362,898	21,370,496	13,478	525,103
Jerry Stritzke, President and Chief Operating Officer	73,341	1,600,369	34,379	1,790,184
Michael Tucci, President, North America Retail Division	787,937	12,219,573	36,136	2,168,827

(1)	1,225,156 shares were sold to cover the cost and taxes for Mr. Frankfort’s stock option exercises; 298,296 shares were sold to cover the cost and taxes for Mr. Devine’s stock option exercises; 1,148,879 shares were sold to cover the cost and taxes for Mr. Krakoff’s stock option exercises; 56,192 shares were sold to cover the cost and taxes for Mr. Stritzke’s stock option exercises; 662,079 shares were sold to cover the cost and taxes for Mr. Tucci’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	9,008 shares were withheld to cover the taxes related to Mr. Frankfort’s RSU vesting; 3,138 shares were withheld to cover the taxes related to Mr. Devine’s RSU vestings; 6,769 shares were withheld to cover the taxes related to Mr. Krakoff’s RSU vesting; 13,994 shares were withheld to cover the taxes related to Mr. Stritzke’s RSU vestings; 16,703 shares were withheld to cover the taxes related to Mr. Tucci’s RSU vestings.
(4)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested.

2011 NON-QUALIFIED DEFERRED COMPENSATION

Name & Principal Position	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Lew Frankfort, Chairman and Chief Executive Officer	—	375,940	91,392	—	3,289,714
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	—	55,900	9,122	—	347,076
Reed Krakoff, President, Executive Creative Director	—	492,400	98,994	—	3,679,815
Jerry Stritzke, President and Chief Operating Officer	—	105,300	1,920	—	175,418
Michael Tucci, President, North America Retail Division	—	101,550	13,963	—	548,071

(1)	Amounts shown in this table arise solely from employer contributions into Coach’s Supplemental Retirement Plan, which does not accept employee contributions.
(2)	All contributions shown are also reported as compensation for fiscal 2011 in the Summary Compensation Table.
(3)	The Supplemental Retirement Plan is an unfunded, non-tax-qualified plan. Coach makes contributions to the accounts of participants (including our Named Executive Officers) to the extent that the Code limits their contributions to their qualified Savings and Profit Sharing Plan accounts to less than: (a) 3% of the employee’s total cash compensation for 401(k) “matching contributions” plus (b) the percentage of each employee’s total cash compensation the HR Committee elects to contribute to the profit sharing plan for each fiscal year (which was 3% for fiscal 2011); Mr. Frankfort receives an additional 200% of such profit sharing contributions into the Supplemental Retirement Plan each year because of his age and years of service with Coach. Interest is credited to participants’ account balances twice yearly, at a rate set annually equal to the New York prime rate in effect each January 1. The rate in effect as of January 1, 2011 was 3.25%. No amounts reported in this column are reported in the 2011 Summary Compensation Table because the plan does not provide for above-market returns.
(4)	Includes Aggregate Earnings and Registrant Contributions earned in the last fiscal year. Vested account balances are paid out six months after a participant’s termination. Included in the amounts reported in the aggregate balance column above are amounts reported for Mr. Frankfort, Mr. Devine, Mr. Krakoff, Mr. Stritzke, and Mr. Tucci in the Summary Compensation Table as “All Other Compensation.” For Mr. Frankfort, the deferred amounts were $310,354 for fiscal 2009, $116,292 for fiscal 2010, and $375,940 for fiscal 2011. For Mr. Devine, the deferred amounts were $43,687 for fiscal 2009, $20,100 for fiscal 2010, and $55,900 for fiscal 2011. For Mr. Krakoff, the deferred amounts were $493,300 for fiscal 2009, $411,000 for fiscal 2010, and $492,400 for fiscal 2011. For Mr. Stritzke, the deferred amounts were $2,100 for fiscal 2009, $66,050 for fiscal 2010, and $105,300 for fiscal 2011. For Mr. Tucci, the deferred amounts were $70,581 for fiscal 2009, $36,300 for fiscal 2010, and $101,550 for fiscal 2011.

EMPLOYMENT AGREEMENTS

Our Board and the HR Committee have entered into employment agreements with four of our Named Executive Officers. On June 1, 2003, Coach entered into five-year employment agreements with each of Lew Frankfort and Reed Krakoff; on August 22, 2005, Coach extended these agreements for an additional three-year period, and on March 11, 2008, Coach extended Mr. Krakoff’s agreement for a further three-year period. On November 8, 2005, Coach entered into five-year employment agreements with each of Michael Tucci and Michael F. Devine, III; on August 5, 2008, we entered into an extension of Mr. Tucci’s agreement for an additional three-year period. These agreements were designed to retain Coach’s top management through at least the dates defined in each agreement, while tying management’s compensation to Company performance. The agreements and the extensions were approved by the HR Committee of Coach’s Board of Directors (or its predecessor committee). During calendar year 2008, all of the Named Executive Officers’ employment agreements were also amended to comply with Section 409A of the Code; except as otherwise described below, these amendments did not make any changes to the principal compensation terms of the agreements. In August 2011, Mr. Devine voluntarily resigned his position as Coach’s Executive Vice President and Chief Financial Officer. Upon his resignation, the HR Committee extended the time frame in which Mr. Devine can exercise his vested stock options from 90 days to 12 months. This extension recognizes the transition support he is providing to his successor and extends the non-competition timeframe associated with the stock options. Mr. Devine’s unvested stock options and RSUs were forfeited upon his termination as called for in each grant agreement.

The following tables summarize the compensation payable to each of Lew Frankfort, Reed Krakoff, Michael Tucci and Michael F. Devine, III under his current employment agreement. Except as described below, all compensation and vesting of equity securities is subject to such Named Executive Officer’s continued employment with Coach as of the dates shown. All stock options expire on the tenth anniversary of the grant date. On August 6, 2009, Mr. Frankfort received a long-term performance-based RSU grant, which was not made pursuant to his employment agreement. On August 4, 2011, Mr. Tucci received additional RSU and performance RSU grants, which were not made pursuant to his employment agreement.

The performance-based bonus amounts shown in the tables below are the maximum amounts that each such Named Executive Officer could receive pursuant to his employment agreement based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code. Subject to certain exceptions, if such Named Executive Officer is terminated by Coach without “Cause” or resigns his employment for “Good Reason” (as defined below), he would remain eligible to continue to receive these bonuses after the termination date.

LEW FRANKFORT

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$1,000,000, beginning September 2005
Base Salary at end of fiscal year 2011:	$1,500,000
Initial Maximum Bonus Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year
Maximum FY11 Bonus per Coach’s Performance-Based Annual Incentive Plan:	250% of annual base salary actually paid during fiscal year
2003 Agreement Stock Option Grant:	Options to purchase 888,888 shares at an exercise price of $12.49 per share	30% vested July 1, 2007; 70% vested July 1, 2008; Options expire July 1, 2013
2005 Extension Stock Option Grant:	Options to purchase 532,717 shares at an exercise price of $32.37 per share	25% vested August 22, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; Options expire August 22, 2015

REED KRAKOFF

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$2,500,000, beginning June 29, 2008
Annual Salary Increase per Agreement:	5.0% each July 1 (Mr. Krakoff waived the increase due on July 1, 2009)
Base Salary at end of fiscal year 2011:	$2,625,000
Initial Maximum Bonus Opportunity per Agreement:	200% of annual base salary actually paid during fiscal year
Maximum FY11 Bonus per Coach’s Performance-Based Annual Incentive Plan:	200% of annual base salary actually paid during fiscal year
Fixed Contract Bonuses:	$1,500,000 paid July 1, 2007;
$1,500,000 paid July 1, 2008;
$1,095,000 paid July 1, 2009;
$1,095,000 paid July 1, 2010
$2,190,000 paid July 1, 2011;
$1,101,475 payable June 30, 2012;
$1,101,475 payable June 29, 2013;
$3,202,950 payable June 28, 2014
2008 Extension Signing Bonus:*	$3,500,000 paid June 28, 2008; $3,500,000 paid June 26, 2009; $3,000,000 paid July 3, 2010
Performance-Based Contract Bonuses (actual amounts paid or maximum amounts payable in future)	$2,500,000 paid for fiscal year 2008;
$0 paid for fiscal year 2009;
$1,867,500 paid for fiscal year 2010;
$3,735,000 paid for fiscal year 2011;
$2,188,000 for fiscal year 2012;
$2,188,000 for fiscal year 2013;
$4,376,000 for fiscal year 2014
2003 Agreement Stock Option Grant:	Options to purchase 800,000 shares at an exercise price of $12.49 per share	25% vested July 1, 2006; 25% vested July 1, 2007; 50% vested July 1, 2008; Options expire July 1, 2013
2005 Extension Stock Option Grant:	Options to purchase 1,686,581 shares at an exercise price of $32.37 per share	25% vested August 22, 2009; 25% vested August 22, 2010; 50% vested August 22, 2011; Options expire August 22, 2015

*	If, prior to July 2, 2011, Mr. Krakoff is terminated by Coach for “Cause” (as defined below) or resigns his employment with Coach other than for “Good Reason” (as defined below), he would be required to repay the full amount of all extension-signing bonuses previously paid to him. If, during the period beginning on July 3, 2011 and ending on June 28, 2014, he is terminated for Cause or resigns his employment other than for Good Reason, he would be required to repay a portion of these bonuses equal to the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of his termination of employment and (ii) 1,092.

MICHAEL TUCCI

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$850,000, beginning September 2008
Base Salary at end of fiscal year 2011:	$880,000
Initial Maximum Bonus Opportunity per Agreement:	125% of annual base salary actually paid during fiscal year
Maximum FY11 Bonus per Coach’s Performance-Based Annual Incentive Plan:	125% of annual base salary actually paid during fiscal year
2005 Agreement Stock Option Grant:	Options to purchase 252,658 shares at an exercise price of $34.12 per share	20% vested June 30, 2008; 20% vested June 30, 2009; 60% vested June 30, 2010 Options expire November 8, 2015
2008 Extension Stock Option Grant:	Options to purchase 238,459 shares at an exercise price of $26.21 per share	20% will vest July 2, 2011; 20% will vest June 30, 2012; 60% will vest June 29, 2013 Options expire August 5, 2018
2008 Extension RSU Grant:	143,075 RSUs	20% vested July 2, 2011; 20% will vest June 30, 2012; 60% will vest June 29, 2013

MICHAEL F. DEVINE, III

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$500,000, beginning September 2005
Base Salary at end of fiscal year 2011:	$600,000
Initial Maximum Bonus Opportunity per Agreement:	75% of annual base salary actually paid during fiscal year
Maximum FY11 Bonus per Coach’s Performance-Based Annual Incentive Plan:	100% of annual base salary actually paid during fiscal year
2005 Agreement Stock Option Grant:	Options to purchase 136,435 shares at an exercise price of $34.12 per share	20% vested June 30, 2008; 20% vested June 30, 2009; 60% vested June 30, 2010 Options expire August 26, 2012

If the employment agreement of any of Lew Frankfort, Reed Krakoff, Michael Tucci or Michael F. Devine, III is terminated by Coach without Cause, or by such Named Executive Officer for Good Reason, then such Named Executive Officer will be entitled to receive severance payments equal to 12 months’ (for Messrs. Krakoff, Tucci, and Devine) or 24 months’ (for Mr. Frankfort) annual base salary plus 75% of maximum annual bonus, as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the employment agreements, payable in equal monthly installments between six and 12 months (for Messrs. Krakoff, Tucci, and Devine) or six and 24 months (for Mr. Frankfort) from such Named Executive Officer’s termination date. In addition, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and the stock options will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of Coach, Inc., then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if such Named Executive Officer’s employment is terminated without Cause or for Good Reason, Coach will continue to provide such Named Executive Officer with specified health and welfare benefits for 12 months (for Messrs. Krakoff, Tucci, and Devine) or 24 months (for Mr. Frankfort) after such Named Executive Officer’s termination.

Coach has “Cause” to terminate any of the aforementioned Named Executive Officers under his employment agreement upon: (i) his failure to attempt in good faith to substantially perform his duties (other than any such failure resulting from his physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (ii) his failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from Coach specifying such failure; (iii) his commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on Coach); (iv) his unlawful use (including being under the influence) or possession of illegal drugs on Coach’s premises or while performing his duties and responsibilities; or (v) his willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against Coach (or any predecessor thereto or successor thereof), having a material adverse impact on Coach.

Any of the aforementioned Named Executive Officers has “Good Reason” to resign his employment upon the occurrence of any of the following: (i) failure of Coach to continue him in the position stated in his agreement (or any other position not less senior to such position); (ii) a material diminution in the nature or scope of his responsibilities, duties or authority; (iii) relocation of Coach’s executive offices more than 50 miles outside of New York, New York or his relocation away from the executive offices; (iv) failure of Coach to timely make any material payment or provide any material benefit under the agreement or Coach’s material reduction of any compensation, equity or benefits that he is eligible to receive under the agreement; or (v) Coach’s material breach of the agreement; provided, however, that he may not resign his employment for Good Reason unless: (x) he provides Coach with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) Coach does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that he may resign his employment for Good Reason if in connection with any Change in Control (as defined in the agreement) the surviving entity does not assume the agreement (or, with his written consent, substitute a substantially identical agreement) with respect to him in writing delivered to him prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

The agreements contain covenants that prohibit the aforementioned Named Executive Officers from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during their employment with us and for a period of 12 months (for Messrs. Krakoff, Tucci, and Devine) or 24 months (for Mr. Frankfort) afterward. If any of these Named Executive Officers violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that he realized during a period of 12 months (for Messrs. Krakoff, Tucci, and Devine) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

Potential Payments on Termination or Change in Control

The tables below reflect the amount of compensation that would be owed to each of our Named Executive Officers in the event of termination of such Named Executive Officer’s employment. The amounts shown assume that the termination was effective as of July 2, 2011, and thus include amounts earned through such time as well as estimates of the amounts which would be paid out to such Named Executive Officers due to their termination. The actual amounts to be paid out can only be determined at the time of a Named Executive Officer’s actual separation from Coach.

Payments Made Upon Termination

Regardless of the reason for a Named Executive Officer’s termination of employment, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	unused vacation pay (this would amount to a maximum of 20 days of base salary and is not displayed in each Named Executive Officer’s chart);
•	any vested balance in our qualified and non-qualified retirement plans;
•	the ability to convert his individual life insurance and/or individual long-term disability insurance at his own expense; and
•	the ability to exercise vested stock options for a limited period of time.

In the event a Named Executive Officer dies or is terminated due to disability, such Named Executive Officer or his beneficiary would receive benefits under our life insurance or long-term disability plan, as appropriate.

Treatment of Long-Term Incentives Upon Termination or Change in Control

In general, the regular stock option and RSU grants made to our Named Executive Officers are treated as follows in the event of termination or a change-in-control:

Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs
Voluntary (e.g., resignation without “Good Reason”, as defined above under “Employment Agreements”)	Unvested options forfeit; vested options remain exercisable for 90 days	Forfeit
Retirement	Vesting and exercisability of unvested options continue for the remainder of the outstanding ten-year term; exercisability of vested options continues for the remainder of the ten-year term	A pro-rata portion may vest at the discretion of the HR Committee
Severance Event (e.g., resignation with “Good Reason” or termination without “Cause”, as defined above under “Employment Agreements”)	Vesting of unvested options continues for the duration of the severance period; exercisability of vested options continues for 90 days following the end of the severance period	According to the terms of the employment agreements in place with Messrs. Frankfort, Krakoff, Tucci & Devine, vesting of unvested RSUs continues for the duration of the severance period. For Mr. Stritzke, a pro-rata portion may vest at the discretion of the HR Committee

Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs
Death or Long-Term Disability	Vesting of unvested options is accelerated; the estate (or the executive) may exercise the options for a period of five years	A pro-rata portion may vest at the discretion of the HR Committee
Termination upon a Change- in-Control	Vesting of unvested options is accelerated.	Vesting of unvested RSUs is accelerated.
Cause (as defined above under “Employment Agreements” or as defined below for Mr. Stritzke)	Vested and unexercised and unvested options forfeit; gains realized in six months prior to termination must be repaid	Forfeit; gains realized in six months prior to termination must be repaid
Change-in-Control without termination	Vesting of unvested options granted on or before July 3, 2010 is accelerated.

For awards granted after July 3, 2010 each outstanding option shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.	Vesting of unvested RSUs granted on or before July 3, 2010 is accelerated.

For awards granted after July 3, 2010 each outstanding RSU shall continue vesting as scheduled assuming continued employment, or an equivalent award shall be substituted by the successor corporation.

As described above under “Employment Agreements,” the long-term incentives granted to our Named Executive Officers as part of those agreements have modified treatment in some situations, consistent with the objective of the contracts to support the retention of the executive through the duration of the contract. Although each Named Executive Officer’s contract includes a provision allowing for tax gross up in the event separation benefits trigger an excise tax under Section 280G of the Code, the benefits shown would not be expected to trigger the excise tax and so there is no value to the benefit in this estimate.

Mr. Stritzke is not subject to an employment agreement. Under his offer letter if Mr. Stritzke is terminated by Coach without cause he will receive 12 months of base salary and health & welfare benefits continuation under the Coach, Inc. Severance Pay Plan. In this case, “cause” is defined by Coach and includes (but is not limited to) termination for any willful or grossly negligent breach of his duties as an employee of Coach and termination for fraud, embezzlement or any other similar dishonest conduct or for violation of Coach’s rules of conduct. Please refer to “Treatment of Long-Term Incentives Upon Termination or Change in Control” above for a discussion of the impact of a termination on regular annual stock options and RSUs.

The figures in the following tables reflect the specific terms and conditions for each executive, and were calculated using the following assumptions:

•	Long-term incentive categories reflect the intrinsic value of unvested stock options, RSUs and PRSUs, whose vesting is accelerated or continued due to the termination, assuming a closing price of our common stock on July 1, 2011 of $65.99, the last trading day before the assumed termination date.
•	The HR Committee does not exercise its discretion to allow pro-rata vesting of RSUs or PRSUs as described above.
•	Based on his age and service, Mr. Frankfort is eligible to retire and receive the special benefits associated with retirement related to stock option vesting described above.

•	The values shown for continuation of benefits and perquisites reflect our cost of each program as of July 1, 2011. These costs may change annually.
•	The “Total” row represents a sum of all estimated payments in the column excluding “Disability Benefits,” which are reflected as a monthly payment made by the insurance company that provides the benefit.

Lew Frankfort

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	3,635,970	32,563,516	75,180,443	75,180,443	75,659,702	45,576,305	36,194,391
Salary Continuation	0	0	3,000,000	3,000,000	3,000,000	0	0
Benefit and Perquisite Continuation	0	0	95,165	95,165	95,165	0	0
Short Term Incentive	0	0	9,255,875	9,255,875	8,348,156	2,723,156	3,630,875
Annual Long Term Incentives
Unvested Stock Options	0	28,927,546	28,927,546	28,927,546	28,927,546	28,927,546	28,927,546
Unvested Restricted Stock Units	0	0	3,891,034	3,891,034	5,278,012	0	0
Contract Long Term Incentives
Unvested Stock Options	0	0	8,954,922	8,954,922	8,954,922	0	0
Unvested Performance Restricted Stock Units	0	0	17,419,931	17,419,931	17,419,931	7,027,737	0
Retirement Plan Distribution	3,370,665	3,370,665	3,370,665	3,370,665	3,370,665	3,370,665	3,370,665
Life Insurance Benefits(2)	265,305	265,305	265,305	265,305	265,305	3,502,200	265,305
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Resignation without good reason is similar to a voluntary resignation, and means a termination of employment by the executive without “Good Reason” as defined in the executive’s employment agreement. The executive’s unvested annual stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our annual stock option agreements, and as described above. His unvested contract stock options, however, are forfeited if the termination occurs prior to the end of the relevant contract, as would be the case in this example.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

Michael F. Devine

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	744,638	744,638	5,713,853	5,713,853	11,318,177	7,424,434	0
Salary Continuation	0	0	600,000	600,000	600,000	0
Benefit and Perquisite Continuation	0	0	65,205	65,205	65,205	0
Short Term Incentive	0	0	1,046,667	1,046,667	897,500	447,500
Annual Long Term Incentives
Unvested Stock Options	0	0	2,488,097	2,488,097	4,456,467	4,456,467
Unvested Restricted Stock Units	0	0	769,245	769,245	1,976,664	0
Special Long Term Incentives
Unvested Restricted Stock Units	0	0	0	0	2,577,701	0
Retirement Plan Distribution	695,466	695,466	695,466	695,466	695,466	695,466
Life Insurance Benefits(2)	49,172	49,172	49,172	49,172	49,172	1,800,000
Disability Benefits(3)	0	0	0	0	0	25,000

(1)	In August 2011, Mr. Devine resigned from his position as Chief Financial Officer and Executive Vice President. The expected total value of compensation he will receive upon his termination is $742,125, which represents the cash surrender value of his life insurance and the value of his Retirement Plan Distribution as of the date of his termination.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

Reed Krakoff

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	4,767,008	4,767,008	81,656,752	81,656,752	101,059,544	56,826,373	0
Salary Continuation	0	0	2,625,000	2,625,000	2,625,000	0
Benefit and Perquisite Continuation	0	0	121,496	121,496	121,496	0
Short Term Incentive	0	0	9,185,580	9,185,580	7,873,560	3,936,060
Contract Short Term Incentive(2)	0	0	11,969,900	11,969,900	11,969,900	0
Annual Long Term Incentives
Unvested Stock Options	0	0	23,091,104	23,091,104	41,391,011	41,391,011
Unvested Restricted Stock Units	0	0	1,545,288	1,545,288	3,960,192	0
Contract Long Term Incentives
Unvested Stock Options	0	0	28,351,376	28,351,376	28,351,376	0
Retirement Plan Distribution	4,464,302	4,464,302	4,464,302	4,464,302	4,464,302	4,464,302
Life Insurance Benefits(3)	302,706	302,706	302,706	302,706	302,706	7,035,000
Disability Benefits(4)	0	0	0	0	0	25,000

(1)	Mr. Krakoff was not eligible to retire as of 7/2/2011.
(2)	Calculated based on target financial performance on the remaining performance-based retention bonuses (target = 75% of maximum); also assumes a Change in Control does not result in a material change to the bonus program.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

Jerry Stritzke

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	251,491	251,491	17,333,797	12,550,704	27,673,014	12,955,978	0
Salary Continuation	0	0	900,000	0	900,000	0
Benefit and Perquisite Continuation	0	0	10,938	0	10,938	0
Short Term Incentive	0	0	0	0	0	1,350,000
Annual Long Term Incentives
Unvested Stock Options	0	0	3,872,155	0	7,785,597	7,785,597
Unvested Restricted Stock Units	0	0	0	0	2,989,017	0
Special Long Term Incentives
Unvested Stock Options	0	0	4,549,243	4,549,243	4,549,243	0
Unvested Restricted Stock Units	0	0	3,608,795	3,608,795	7,045,554	0
Unvested Performance Restricted Stock Units	0	0	4,141,174	4,141,174	4,141,174	801,976
Retirement Plan Distribution	247,682	247,682	247,682	247,682	247,682	293,405
Life Insurance Benefits(2)	3,809	3,809	3,809	3,809	3,809	2,700,000
Disability Benefits(3)	0	0	0	0	0	25,000

(1)	Mr. Stritzke was not eligible to retire as of 7/2/2011.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011.

Michael Tucci

Incremental Benefits Due to Termination Event	Termination by Board with Cause ($)	Resignation by the Executive without Good Reason(1) ($)	Termination by the Board without Cause ($)	Resignation by the Executive with Good Reason ($)	Termination due to Change-in- Control ($)	Termination due to Executive’s Death or Disability ($)	Termination due to Executive’s Retirement ($)
TOTAL	880,319	880,319	25,549,855	25,549,855	31,604,763	13,182,984	0
Salary Continuation	0	0	880,000	880,000	880,000	0
Benefit and Perquisite Continuation	0	0	66,904	66,904	66,904	0
Short Term Incentive	0	0	1,918,750	1,918,750	1,645,313	820,313
Annual Long Term Incentives
Unvested Stock Options	0	0	4,946,215	4,946,215	8,859,657	8,859,657
Unvested Restricted Stock Units	0	0	1,545,288	1,545,288	3,960,192	0
Contract Long Term Incentives
Unvested Stock Options	0	0	7,588,711	7,588,711	7,588,711	0
Unvested Restricted Stock Units	0	0	7,723,668	7,723,668	7,723,668	0
Retirement Plan Distribution	845,515	845,515	845,515	845,515	845,515	845,515
Life Insurance Benefits(2)	34,804	34,804	34,804	34,804	34,804	2,640,000
Disability Benefits(3)	0	0	0	0	0	17,500

(1)	Mr. Tucci was not eligible to retire as of 7/2/2011.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 7/2/2011. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 7/2/2011. Because Mr. Tucci waived participation in one component of the policy, his monthly benefit is lower than the other named executive officers’.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of July 2, 2011 with respect to the shares of Coach common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	21,145,969	(1)	$32.47	(2)	30,301,084	(3)
Equity compensation plans not approved by security holders(4)	41,157		$29.69		16,626
Total	21,187,126				30,317,710

(1)	Includes 4,313,806 RSUs/PRSUs which do not have an exercise price.
(2)	Includes weighted average exercise price for stock options only.
(3)	Includes securities remaining available for future issuance for each of the following plans:
•	2010 Stock Incentive Plan: 29,671,166
•	2001 Employee Stock Purchase Plan: 629,918
(4)	Includes 2000 Non-Qualified Deferred Compensation Plan for Outside Directors, under which Coach’s outside directors may defer their director’s fees and/or restricted stock units. Amounts deferred under these plans may, at the participants’ election, be either represented by deferred stock units, which represent the right to receive shares of Coach common stock, on a one-for-one basis, on the distribution date elected by the participant, or placed in an interest-bearing account to be paid on such distribution date. Deferred stock units are valued as if each deferral were invested in Coach common stock as of the deferral date. Deferred stock units do not have voting rights, but are credited with dividend equivalents.

COMPENSATION RISK ASSESSMENT

Management periodically reviews our compensation policies and practices and evaluates the degree to which they may motivate any employee, including our Named Executive Officers, to take on inappropriate or excessive risk. We believe that our various compensation programs are aligned to our strategy and objectives, and that they encourage prudent risk-taking to drive performance.

Factors evaluated include the overall mix of pay between base salary, short term incentives and long-term equity compensation, the performance metrics used in each program, the range of performance required to earn a payout under each program, and incentive plan components such as maximum payouts, vesting, stock ownership requirements and clawbacks. Some of the key factors supporting management’s conclusion that our programs do not drive inappropriate or excessive risk include capped payouts on all of our incentive plans, use of multiple, counter-balancing financial performance criteria in our short-term incentive plan, executive and outside director stock ownership and anti-hedging policies, sufficient weight on each component of pay, multiple year vesting on long-term equity compensation, and an incentive compensation clawback policy.

When the HR Committee and management are developing new or modified compensation programs, risk taking is discussed and affects the design of the program accordingly. As an example, our CEO must retain 50% of the after-tax vested PRSU shares earned on his special retention award until two years following their final vest date.

As a result of our evaluation, we determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Coach.

DIRECTOR COMPENSATION

Directors who are Coach employees receive no additional compensation for their services as Directors. Compensation for Coach’s outside Directors (i.e., Directors who are not Coach employees) is recommended by the HR Committee and approved by the Board of Directors. Compensation for each Outside Director consists of an annual cash retainer, which varies based on each Outside Director’s role on the Board, and annual grants of stock options and RSUs made on the date of Coach’s Annual Meeting of Stockholders. As with long-term incentives granted to our executives, the number of stock options and RSUs granted each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Options granted to outside Directors vest on the earlier of the next Annual Meeting of Stockholders or the one year anniversary of the date of grant. Upon joining the Coach Board, each new outside Director receives a grant of options and RSUs with approximately the same value as the annual grant made at the time of the stockholders meeting.

In addition, Coach’s outside Directors may elect to defer part or all of their annual cash retainer or RSU vesting under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account (for cash retainer only).

Coach’s outside directors receive the following cash compensation:

Base annual retainer:	$60,000
Audit Committee Chair annual retainer:	$30,000
HR Committee Chair annual retainer:	$30,000
GN Committee Chair annual retainer:	$20,000
Lead Outside Director annual retainer:	$30,000

The annual equity grant to our outside Directors is fixed at a FASB ASC 718 expense of approximately $150,000, with 50% of the value of the award made in the form of stock options and 50% made in the form of RSUs. These awards vest in full on the earlier of Coach’s next Annual Meeting of Stockholders or one year from the date of grant, subject to the Director’s continued service until that time. Each new outside Director will receive, upon joining the Board, a grant of options and RSUs with approximately the same value as these annual grants.

Stock ownership policy

During fiscal year 2009, Coach instituted a stock ownership policy for outside Directors. Under the policy, each Director is expected to accumulate the lower of 7,200 Coach shares or Coach shares valued at three times the base annual retainer. Management expects the required level of ownership to be reached within three years of the program’s inception, or, if later, the date an Outside Director was appointed to the Board. Ownership includes shares owned, shares held in Coach’s outside Director deferred compensation plan, and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. As of the last measurement date in March 2011, all of our six outside directors had achieved the desired level of ownership.

Compensation earned in fiscal 2011 for each outside Director is detailed below:

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Susan Kropf	60,000	75,000	75,000	—	210,000
Gary Loveman	60,000	75,000	75,000	—	210,000
Ivan Menezes(1)	90,000	75,000	75,000	—	240,000
Irene Miller(2)	110,000	75,000	75,000	—	260,000
Michael Murphy(1)	90,000	75,000	75,000	—	240,000
Jide Zeitlin	60,000	75,000	75,000	—	210,000

(1)	“Fees Earned or Paid in Cash” includes $60,000 annual cash retainer and $30,000 committee chair retainer.
(2)	“Fees Earned or Paid in Cash” includes $60,000 annual cash retainer, $20,000 committee chair retainer and $30,000 lead outside director annual retainer.
(3)	Reflects the aggregate grant date fair value of all stock options and RSU awards computed in accordance with FASB ASC 718, assuming no risk of forfeitures. The weighted average assumptions used in calculating the grant-date fair value of these awards are described under the Summary Compensation Table. As of July 2, 2011, the outstanding stock options held by each outside director were: Susan Kropf, 59,320; Gary Loveman, 57,320; Ivan Menezes, 57,320; Irene Miller, 127,320; Michael Murphy, 47,320; Jide Zeitlin, 59,320. The number of restricted stock units held by each outside director was 1,493. This number of shares includes dividend equivalents reinvested into the original grant on a quarterly basis.

2011 Director Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Susan Kropf	0	0	2,282	114,214
Gary Loveman	30,000	788,544	2,282	114,214
Ivan Menezes	15,000	302,852	2,282	114,214
Irene Miller	30,868	1,073,601	2,282	114,214
Michael Murphy	49,972	1,621,107	2,282	114,214
Jide Zeitlin	0	0	2,282	114,214

(1)	14,119 shares were sold to cover the exercise cost for Mr. Loveman’s stock option exercises; 9,269 shares were sold to cover the exercise cost for Mr. Menezes’s stock option exercises; 10,488 shares were sold to cover the exercise cost for Ms. Miller’s stock option exercises; 18,396 shares were sold to cover the exercise cost for Mr. Murphy’s stock option exercises.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Branding Agreement with Reed Krakoff.  On August 5, 2010, Coach entered into a Branding Agreement with Reed Krakoff, the Company’s President and Executive Creative Director. Under this agreement, Mr. Krakoff has agreed to the Company’s use of his name, image and likeness to develop and market products under the “Reed Krakoff” brand. The Company will have sole ownership of the Reed Krakoff name and all logos, trademarks and other intellectual property used in connection with the Reed Krakoff brand. Mr. Krakoff has agreed to forebear from using his name in any other manner in connection with products in any of the trademark classifications listed in the agreement. In exchange for Mr. Krakoff’s grant of these rights, the Company will pay Mr. Krakoff a usage payment based on the measured operating income of the Reed Krakoff brand above certain annual thresholds; Mr. Krakoff did not receive any payments under this agreement during fiscal year 2011. In the event that Mr. Krakoff’s employment with the Company terminates, the level of this usage payment would be reduced significantly. Commencing in 2015, if Mr. Krakoff is no longer employed by the Company, he would have an option to purchase the rights to the Reed Krakoff brand if net sales for the brand were below stated minimum levels. The purchase price for these rights would depend on the brand’s then-current net sales or operating losses, as well as the amount of time that had elapsed since the end of Mr. Krakoff’s employment with Coach.

Policies and Procedures for Related Person Transactions

Coach has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Global Business Integrity Program, which is available on our website (www.coach.com) under “Company Information,” requires our Directors and employees to avoid “any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach.” This prohibition on conflicts of interest under the Code includes any related person transaction unless properly approved.

Under Coach’s Corporate Governance Principles, which are also available on our website (www.coach.com), potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director of Coach, by the Lead Outside Director and the Chief Executive Officer, and if a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the Chief Executive Officer, President, a divisional President or an Executive/Senior Vice President, by the full Board of Directors; and (3) in the case of a transaction involving any other officer of Coach, by the Chief Executive Officer.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2011, except that as a result of administrative errors, two Form 4 transactions were filed late for Mr. Tucci, an open market sale on April 28, 2011 and the vesting of Restricted Stock Units on July 6, 2011. For Mr. Devine one Form 4 transaction reporting the vesting of Restricted Stock Units on July 6, 2011 was filed late.

Communicating With The Board

Coach has adopted a policy which permits stockholders and interested parties to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may call 1-866-262-2461, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other relevant legal or ethical concerns will be referred to the Lead Outside Director of Coach’s Board, who is also the Chair of the GN Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the Directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2011 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an Annual Meeting of Stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive offices, not later than 5:00 p.m., Eastern time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s Annual Meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2012 Annual Meeting must be received by the Secretary after April 26, 2012, and no later than May 26, 2012. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Todd Kahn, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2012 proxy statement, we must receive it no later than May 26, 2012. Except as required by applicable law, Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Todd Kahn, Coach’s Secretary, by written request to the same address.

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

Coach’s Form 10-K

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.coach.com by clicking on “Company Information,” then “Investor Relations” and following the link from our “SEC Filings” page.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The Company has engaged Georgeson Inc. to solicit the proxies of certain stockholders for the Annual Meeting for a fee of $8,000 plus reasonable out-of-pocket expenses.

NOTICE TO EMPLOYEES PARTICIPATING IN THE COACH, INC. SAVINGS AND PROFIT SHARING PLAN:

This proxy card indicates the number of whole shares credited to this account in the Coach, Inc. Savings and Profit Sharing Plan (the "Savings Plan") as of the close of business on September 6, 2011. These shares will be voted as you instruct if this proxy card is received on or before November 3, 2011 by Broadridge Financial Solutions, which is acting on behalf of Fidelity Management Trust Company, the Trustee of the Savings Plan.

If the Trustee does not receive your voting instructions by November 1, 2011, the Trustee will vote these Savings Plan shares in the same proportion as it votes all other shares in the Savings Plan for which it has received timely voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

COACH, INC.
Annual Meeting of Stockholders
November 3, 2011 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lew Frankfort or Todd Kahn, or either of them, with full power of substitution in each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders of the Company to be held November 3, 2011 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 3, 2011 at the Company's offices, 516 West 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2011 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000114758_2 R1.0.0.11699

Continued and to be signed on reverse side

COACH LEATHERWARE
EST. 1941

COACH, INC.
516 W. 34TH STREET
NEW YORK, NY 10001
ATTENTION: ASSISTANT SECRETARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Lew Frankfort 02 Susan Kropf 03 Gary Loveman 04 Ivan Menezes 05 Irene Miller
06 Michael Murphy 07 Jide Zeitlin

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
4	To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000114758_1 R1.0.0.11699